Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

COX AUTOMOTIVE, INC.,

RUNWAY ACQUISTION CO.,

and

DEALERTRACK TECHNOLOGIES, INC.

dated as of June 12, 2015

EXECUTION VERSION

i

ii

Appendix A	A-1
Annex I	I-1

Exhibit A	Form of Certificate of Incorporation
Exhibit B	Exclusive Forum Bylaw

iii

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 12, 2015 (this “Agreement”), is made by and among Cox Automotive, Inc., a Delaware corporation (“Parent”), Runway Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and Dealertrack Technologies, Inc., a Delaware corporation (the “Company”).

WITNESSETH

WHEREAS, the respective boards of directors of Parent and Acquisition Sub have each unanimously (among those present) (i) determined that it is in the best interests of their respective stockholders for Parent to acquire the Company on the terms and subject to the conditions set forth herein, (ii) approved and declared advisable the merger of Acquisition Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and (iii) adopted this Agreement and approved the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation of the transactions contemplated hereby, including the Offer and the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (among those present) (i) determined that it is fair and advisable for Parent to acquire the Company on the terms and subject to the conditions set forth herein, (ii) approved and declared advisable this Agreement, including the Offer and the Merger, in accordance with the DGCL, and (iii) determined to recommend that the stockholders of the Company accept the Offer and tender their shares of Common Stock into the Offer, in each case on the terms and subject to the conditions of this Agreement;

WHEREAS, pursuant to this Agreement, Acquisition Sub has agreed to commence a tender offer (the “Offer”) to purchase any (subject to the Minimum Condition) and all of the outstanding common stock (other than shares canceled or converted pursuant to Section 3.1(a)), par value $0.01 per share, of the Company (the “Common Stock”), at a price per share of Common Stock of $63.25 (such amount or any higher amount per share of Common Stock that may be paid pursuant to an amended Offer, the “Offer Price”), payable net to the seller in cash, without interest;

WHEREAS, following consummation of the Offer, on the terms and subject to the conditions set forth in this Agreement, Acquisition Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent in accordance with the DGCL, and each share of Common Stock outstanding that is not tendered and accepted pursuant to the Offer (other than shares canceled or converted pursuant to Section 3.1(a) hereof and Dissenting Shares) will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, in each case, on the terms and conditions set forth herein; and

WHEREAS, the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1           Definitions. Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Appendix A.

ARTICLE II

THE OFFER AND THE MERGER

Section 2.1           The Offer.

(a)          Provided that this Agreement shall not have been terminated in accordance with Article VIII, as promptly as practicable and in any event on or before the date that is ten Business Days after the date hereof, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer to purchase all the outstanding Common Stock (other than shares cancelled or converted pursuant to Section 3.1(a)) at a price per share equal to the Offer Price. The consummation of the Offer, and the obligation of Acquisition Sub to accept for payment and pay for any shares of Common Stock tendered pursuant to the Offer, shall be subject only to: (i) there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of shares of Common Stock (excluding shares of Common Stock tendered pursuant to guaranteed delivery procedures but not yet delivered) which, together with the number of shares of Common Stock (if any) then owned by Parent or its subsidiaries, represents a majority of the shares of Common Stock then outstanding (collectively, the “Minimum Condition”); (ii) this Agreement not having been terminated in accordance with its terms (the “Termination Condition”); and (iii) the satisfaction, or waiver by Parent or Acquisition Sub, of the other conditions and requirements set forth in Annex I (together with the Minimum Condition and the Termination Condition, the “Offer Conditions”).

(b)          Subject to the satisfaction of the Minimum Condition and the Termination Condition and the satisfaction, or waiver by Parent or Acquisition Sub, of the other Offer Conditions, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment and pay for all shares of Common Stock validly tendered and not properly withdrawn pursuant to the Offer on or promptly after the applicable Expiration Date. Subject to Section 3.7, the Offer Price payable in respect of each share of Common Stock validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest.

(c)          The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the Offer Conditions. Unless previously approved by the Company in writing, Parent and Acquisition Sub shall not: (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) change the number of shares of Common Stock to be purchased in the Offer, (iv) amend or waive the Minimum Condition, the Termination Condition or the conditions set forth in clauses (b) or (c)(i) of Annex I, (v) add any condition to the Offer or any term that is adverse to the holders of Common Stock, (vi) extend the expiration of the Offer except as required or permitted by this Section 2.1, (vii) provide for a “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 under the Exchange Act or (viii) modify, supplement or amend any other term or condition of the Offer in a manner adverse to the holders of Common Stock.

(d)          Unless extended in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is twenty (20) Business Days following the commencement of the Offer, as calculated in accordance with Rule 14d-1(g)(3) of the Exchange Act (such time and date, the “Initial Expiration Date”) or if the Initial Expiration Date has been extended in accordance with this Agreement, on the date to which the Offer has been so extended (the Initial Expiration Date, or such later time and date to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).

(e)          If as of any then scheduled Expiration Date, any Offer Condition has not been satisfied or, to the extent waivable by Parent or Acquisition Sub pursuant to this Agreement, waived by Parent or Acquisition Sub, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) extend the Offer for successive periods of up to five (5) Business Days each (or such longer period of up to twenty (20) Business Days if Parent so desires and the Company consents in writing prior to such extension), the length of each such period to be determined by Parent in its sole discretion in order to permit the satisfaction of the Offer Conditions; provided, however, that Acquisition Sub shall not be required to extend the Offer beyond the Outside Date, unless at such time Parent would be prohibited from terminating this Agreement pursuant to Section 8.1(b), and shall not extend the Offer beyond the Outside Date without the Company’s prior written consent. In addition, Acquisition Sub shall extend the Offer for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the SEC or its staff or the NASDAQ; provided, however, that Acquisition Sub shall not be required to extend the Offer beyond the Outside Date, unless at such time Parent would be prohibited from terminating this Agreement pursuant to Section 8.1(b), and shall not extend the Offer beyond the Outside Date without the Company’s consent.

(f)          Acquisition Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article VIII. If this Agreement is terminated pursuant to Article VIII, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) promptly terminate the Offer and shall not acquire the shares of Common Stock pursuant thereto. If the Offer is terminated by Acquisition Sub, or this Agreement is terminated prior to the Acceptance Time, Acquisition Sub shall promptly return, and shall cause any depositary acting on behalf of Acquisition Sub to return, in accordance with applicable Law, all tendered shares of Common Stock that have not then been purchased in the Offer to the registered holders thereof.

(g)          As soon as practicable on the date of the commencement of the Offer, Parent and Acquisition Sub shall:

(i)          file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”);

(ii)         deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(iii)        give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to the NASDAQ in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(iv)        cause the Offer Documents to be disseminated to all holders of shares of Common Stock as and to the extent required by all applicable Laws, including the Exchange Act.

(h)          The Schedule TO shall include as exhibits, the Offer to Purchase, a form of letter of transmittal, a form of summary advertisement, and a form of notice of guaranteed delivery (the Schedule TO and the documents included therein pursuant to which the Offer shall be made, together with any amendments and supplements thereto, being referred to herein as the “Offer Documents”). Subject to the provisions of Section 6.4, the Company consents to the inclusion of a description of the Company Recommendation in the Schedule TO and the Offer Documents. Parent and Acquisition Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Parent and Acquisition Sub agree to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of shares of Common Stock, in each case as and to the extent required by all applicable Laws, including the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Acquisition Sub shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Acquisition Sub shall provide the Company and its counsel promptly with copies of any written comments, and shall inform them of any oral comments, that Parent, Acquisition Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any proposed written or oral responses to the Schedule TO and Offer Documents and Parent and Acquisition Sub shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel and to participate in any substantive telephonic communications with the staff of the SEC related thereto.

Section 2.2           Company Actions.

(a)          Schedule 14D-9. No later than the date that the Schedule TO is initially filed with the SEC by Acquisition Sub, the Company shall file with the SEC, in a manner that complies with Rule 14d-9 under the Exchange Act, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall contain the notice of appraisal rights to holders of shares of Common Stock and, subject to the provisions of Section 6.4, the Company Recommendation. The Company agrees to cause the Schedule 14D-9 to be disseminated to holders of shares of Common Stock, as and to the extent required by all applicable Laws, including the Exchange Act. The Company, on the one hand, and Parent and Acquisition Sub, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of shares of Common Stock, in each case as and to the extent required by all applicable Laws, including the Exchange Act. Parent, Acquisition Sub and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Acquisition Sub and their counsel. In addition, the Company shall provide Parent, Acquisition Sub and their counsel promptly with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. Parent, Acquisition Sub and their counsel shall be given a reasonable opportunity to review any proposed written or oral responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Acquisition Sub and their counsel, and to participate in any substantive telephonic communications with the staff of the SEC related thereto. Notwithstanding the foregoing, the obligations of the Company in this Section 2.2(a) shall not apply from and after the time the Company Board effects a Change of Recommendation in accordance with Section 6.4.

(b)          Company Information. From time to time as requested by Acquisition Sub or its agents, the Company shall furnish or cause to be furnished to Acquisition Sub mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files available to it containing the names and addresses of the record or beneficial owners of the shares of Common Stock as of the most recent practicable date, and shall promptly furnish Acquisition Sub with such information (including, but not limited to, updated lists of holders of the shares of Common Stock and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as Acquisition Sub or its agents may reasonably request in communicating with the record and beneficial holders of shares of Common Stock, in connection with the preparation and dissemination of the Schedule TO and the Offer Documents and the solicitation of tenders of shares of Common Stock in the Offer. Parent and Acquisition Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with such transactions and, if this Agreement shall be terminated, will, upon request, deliver, and will cause their agents to deliver, to the Company all copies of such information then in their possession or control.

(c)          Acceptance Time. The Company shall register the transfer of shares of Common Stock accepted for payment effective immediately after the time at which Acquisition Sub accepts for payment shares of Common Stock tendered and not properly withdrawn pursuant to the Offer (the “Acceptance Time”); provided that Acquisition Sub pays for such shares of Common Stock at or immediately after such transfer.

Section 2.3           The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “Dealertrack Technologies, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 2.4           Closing. Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII hereof, the closing of the Merger (the “Closing”) will take place as soon as practicable following consummation of the Offer, on a date to be specified by the parties hereto, but no later than the first Business Day after the satisfaction or waiver of the conditions set forth in Article VII hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”).

Section 2.5           Effective Time.

(a)          Concurrently with the Closing, the Company, Parent and Acquisition Sub shall cause a certificate of merger (the “Certificate of Merger”) with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) as provided under the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such later date and time as is agreed between the parties and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

(b)          From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.6           Certificate of Incorporation. Subject to Section 6.5 of this Agreement, at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended to be in the form of the certificate of incorporation of Acquisition Sub set forth in Exhibit A hereto, except that the name of the Surviving Corporation shall be “Dealertrack Technologies, Inc.”, until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and bylaws.

Section 2.7           Board of Directors. Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the Company Board from the Acceptance Time until the Effective Time shall consist of the directors of the Company as of immediately prior to the Acceptance Time. Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.8           Officers. From and after the Effective Time, the officers of the Company at the Effective Time, or such other persons as Parent shall select prior to the Effective Time in its sole discretion, shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

Section 2.9           Effecting the Merger. As soon as practicable following the consummation of the Offer (the “Offer Closing”), the parties shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable following the Offer Closing, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL. Without limiting the foregoing, the Merger shall be governed by Section 251(h) of the DGCL and the Merger shall be effected at the Closing, and in any event, on the same date as the Offer Closing occurs.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1           Effect of the Merger on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:

(a)          Cancellation of Company Securities; Conversion of Subsidiary-Owned Securities.

(i)          Each share of Common Stock held by the Company as treasury stock or held by Parent or Acquisition Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(ii)         Each share of Common Stock that is owned by any direct or indirect wholly owned subsidiary of the Company or any direct or indirect wholly owned subsidiary of Parent (other than Acquisition Sub) or of Acquisition Sub shall be converted into such number of shares of common stock of the Surviving Corporation such that the ownership percentage of any such subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such subsidiary in the Company immediately prior to the Effective Time.

(b)          Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled or converted pursuant to Section 3.1(a) hereof and Dissenting Shares), shall be converted into the right to receive the Offer Price, without interest (the “Merger Consideration”). The holders of certificates or book-entry shares which immediately prior to the Effective Time represented such Common Stock (respectively, the “Certificates “and “Book-Entry Shares”) shall cease to have any rights with respect to such Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2 of this Agreement, the Merger Consideration, or, with respect to Dissenting Shares, the rights set forth in Section 262 of the DGCL.

(c)          Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d)          Adjustments. Without limiting the other provisions of this Agreement and other than as contemplated by this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period or other similar transaction, the Offer Price and Merger Consideration shall be equitably adjusted to reflect such change; provided that the Company may not effect such change except as permitted by this Agreement.

Section 3.2           Exchange of Certificates.

(a)          Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Effective Time, Parent shall designate a paying agent (the “Paying Agent”), the identity and the terms of appointment of which shall be reasonably acceptable to the Company, for the payment of the applicable Merger Consideration as provided in Section 3.1(b). At or before the filing of the Certificate of Merger with the Secretary of State, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Total Common Merger Consideration (all cash deposited with the Paying Agent, the “Exchange Fund”). At or immediately after the Effective Time, Parent shall pay or cause to be paid to the Surviving Corporation and the Surviving Corporation shall disburse in cash the amounts payable at Closing in respect of the Company Options pursuant to Section 3.3(a) and the Company Share Unit Awards pursuant to Section 3.3(b). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b) Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Common Stock and (ii) applied promptly to making the payments pursuant to Section 3.2(c) hereof. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.2(c), except as expressly provided for in this Agreement.

(b)          As promptly as practicable following the Effective Time and in any event not later than the third Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding shares of Common Stock (x) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (y) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement.

(c)          Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate or Book-Entry Share, to be mailed, or delivered by wire transfer, as elected by the surrendering holder, promptly following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt and acceptance of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

(d)          Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for nine (9) months after the Effective Time shall be delivered to Parent, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Parent as general creditor thereof for payment of their claims for cash, without interest, to which such holders may be entitled.

(e)          No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)          Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-l or P-l or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will become a part of the Exchange Fund.

Section 3.3           Treatment of Equity Awards and Company ESPP.

(a)          Treatment of Company Options. As of the Effective Time, each Company Option (or portion thereof) that is outstanding as of the Effective Time, whether vested or unvested, shall be canceled by virtue of the Merger and without any action on the part of any holder of any Company Option, in consideration for the right to receive a cash payment with respect thereto equal to the product of (x) the number of shares of Common Stock subject to such Company Option as of the Effective Time and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock subject to such Company Option as of the Effective Time (the “Option Cash Payment”). The Surviving Corporation shall cause each Option Cash Payment to be paid, less any required withholding Taxes, as promptly as practicable following the Effective Time. For the avoidance of doubt, if the exercise price per share of Common Stock subject to a Company Option as of the Effective Time equals or exceeds the Merger Consideration, such Company Option shall be cancelled for no consideration as of the Effective Time, and the holder thereof shall have no further rights with respect thereto.

(b)          Treatment of Company Share Unit Awards. As of the Effective Time, each Company Share Unit Award (or portion thereof) that is outstanding as of the Effective Time, whether vested or unvested, (each, a “Company Share Unit Award”), shall, unless otherwise agreed to by Parent and selected holders thereof, be canceled by virtue of the Merger and without any action on the part of any holder of any Company Share Unit Award, in consideration for the right to receive, following the Effective Time and subject to the conditions below, a cash payment with respect thereto equal to the product of (x) the number of shares of Common Stock subject to such Company Share Unit Award as of the Effective Time and (y) the Merger Consideration (the “Company Share Unit Award Cash Payment”). With respect to any Company PSU Award, for the purposes of this Section 3.3(b), the total number of shares of Common Stock subject to such Company Share Unit Award shall be determined at the target level for any Company PSU Award that is subject to revenue or total shareholder return-based performance metrics for performance periods that have not been completed prior to the Effective Time, and at the level eligible to be paid to the holder based on the Company’s actual revenue or total shareholder return-based performance for performance periods that have been completed prior to the Effective Time (as previously determined for performance periods completed prior to the date hereof and as determined in the ordinary course of business and consistent with past practice for performance periods that are completed after the date hereof and prior to the Effective Time). The Surviving Corporation shall cause each Company Share Unit Award Cash Payment to be paid, less any required withholding Taxes, as promptly as practicable following the Effective Time; provided, that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of a Company Share Unit Award which immediately prior to such cancellation was subject to Section 409A of the Code shall be made on the applicable settlement date for such vested Company Share Unit Award if required in order to comply with Section 409A of the Code.

(c)          As of the Effective Time, all Company Options and Company Share Unit Awards (whether vested or unvested) shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option and Company Share Unit Award shall cease to have any rights with respect thereto, except the right to receive, in respect of a Company Option with an exercise price per share of Common Stock that is less than the Merger Consideration, the Option Cash Payment, and in respect of a Company Share Unit Award, the Company Share Unit Award Cash Payment.

(d)          Treatment of Company ESPP. The Company ESPP will continue to be operated in accordance with its terms and past practice for the Offering Period (as defined in the Company ESPP) in effect as of the date of this Agreement which is scheduled to end on June 30, 2015 (the “Current Offering Period”). The Company shall (i) suspend the commencement of any future Offering Period under the Company ESPP (excepting, for the avoidance of doubt, the Current Offering Period) unless and until this Agreement is terminated in accordance with Article VIII and (ii) on and after the date of this Agreement, except as permitted under the terms of the Company ESPP, no Person shall become a participant in the Company ESPP and no participant in the Company ESPP shall be eligible to increase the level of such participant’s payroll deductions under the Company ESPP.

(e)          As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the board of directors of the Company (or, if appropriate, any committee administering any Company Plan or the Director Plan) shall adopt all resolutions and take all other actions (including, obtaining all consents) as may be necessary or required in accordance with applicable Law, each Company Plan, the Director Plan, the Equity Awards or otherwise to terminate each of the Company Plans and the Director Plan and to effectuate all of the actions contemplated by this Section 3.3, contingent on the Closing.

Section 3.4           Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5           Dissenting Shares. Notwithstanding Section 3.1(b), to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly complied with the provisions of Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall have the rights set forth in Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL, such holder’s shares of Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not thereafter be deemed to be Dissenting Shares.

Section 3.6           Transfers; No Further Ownership Rights. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Common Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in this Article III, for each share of Common Stock formerly represented by such Certificates. All cash paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificates or Book-Entry Shares, subject, however, to Parent and the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized by the Company in compliance with this Agreement and which remain unpaid at the Effective Time.

Section 3.7           Withholding Rights. Notwithstanding anything to the contrary contained herein, each of Parent, Acquisition Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld by or on behalf of Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made and shall be paid over to the appropriate Governmental Authority on such person’s behalf.

Section 3.8           Subsequent Actions. The parties agree to take all necessary action to cause the Merger to become effective as soon as practicable following the Offer Closing without a meeting of the Company’s stockholders, as provided in Section 251(h) of the DGCL.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed with the SEC on or after January 1, 2014 and publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system at least two (2) calendar days prior to the date hereof, other than in any “risk factors”, or “forward-looking statements” sections in such Company SEC Documents to the extent such disclosures are primarily predictive, cautionary or forward looking in nature or (ii) as disclosed in the corresponding section of the separate disclosure letter which has been delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent as follows:

Section 4.1           Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its respective jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not be material to the Company and its subsidiaries, taken as a whole. Each of the Company and its subsidiaries is duly qualified to do business or licensed as a foreign corporation or other entity to do business, and is in good standing, in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or licensing, except for such failures to be so qualified or licensed and in good standing as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2           Certificate of Incorporation and By-Laws. The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws, or equivalent organizational documents, each as amended to date, of the Company, each of the Company’s “significant subsidiaries,” as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act, and all entities listed on Exhibit 21 to the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2014. The Certificate of Incorporation and the By-laws and the equivalent organizational documents of each of the Company’s subsidiaries are in full force and effect. None of the Company’s subsidiaries is in violation of any provision of its respective certificate of incorporation or by-laws (or equivalent organizational documents) except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in violation of any provision of the Certificate of Incorporation or the By-laws except as would not, and would not reasonably be expected to, result in material liability to Parent or the Company from and after the Closing or prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

Section 4.3           Capitalization.

(a)          The authorized capital stock of the Company consists of 175,000,000 shares of Common Stock and 10,000,000 shares of the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”).  As of June 11, 2015 (i) 54,859,720 shares of Common were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding and (iii) 3,450,168 shares of Common Stock were held in treasury.  As of June 11, 2015 there were 9,307,232 shares of Common Stock authorized and reserved for future issuance under (i) the Company Plans (including, as of June 11, 2015 outstanding Company Options to purchase 2,649,565  shares of Common Stock,  1,039,435 shares of Common Stock reserved for issuance upon settlement of outstanding Company RSU Awards, 303,118 shares of Common Stock reserved for issuance upon settlement of outstanding Company PSU Awards (which number is based on the maximum percentage for all such awards, without regard to whether the performance period has been completed prior to June 11, 2015), 1,011,675 shares of Common Stock eligible for issuance under the Company ESPP, 7,594 shares of Common Stock reserved for issuance upon settlement of outstanding Company DSU Awards under the Company Deferred Compensation Plan or other Company Plan), and (ii) 62,503 shares of Common Stock authorized and reserved for future issuance under the Director Plan (including 62,503 shares of Common Stock reserved for issuance upon settlement of  outstanding Company DSU Awards under such plan).  Except as set forth above, and the Company Notes and the Company Warrants, as of June 11, 2015, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding.  From and after June 11, 2015 until and including the date hereof, no shares of capital stock of, or other equity or voting interests in, the Company have been issued except pursuant to the exercise of Company Options or the settlement of Company Share Unit Awards, in each case, outstanding as of June 11, 2015 and no options, warrants or other rights to acquire or receive any such stock or securities have been issued.  All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.  None of the Company’s subsidiaries owns any shares of Common Stock. From and after the date of the Company Indenture through the Effective Time, no event or circumstance has occurred (or will occur) that has resulted (or will result) in an adjustment (other than as a result of the Transactions or this Agreement) to the Conversion Rate from 26.7618 shares of Common Stock (as defined in the Company Indenture as in effect on the date hereof) per $1,000 principal amount of the Company Notes. To the Company’s Knowledge, from and after the date of the issuance of the Company Warrants through the date hereof, no event or circumstance has occurred that has resulted in an adjustment to the terms thereof. To the Company’s Knowledge, from and after the date hereof through the Closing Date, no event or circumstance will occur that will result in an adjustment to the terms of the Company Warrants (other than as a result of the Transactions or this Agreement, including an Announcement Event (as defined in the Company Warrants) relating to the Transactions or this Agreement).

(b)          Section 4.3(b) of the Company Disclosure Letter sets forth a true and complete list, as of the close of business on June 11, 2015, of (i) (A) each outstanding Company Option grant, (B) each outstanding Company RSU Award, (C) each outstanding Company DSU Award, and (D) each outstanding Company PSU Award (each, an “Equity Award”), (ii) the name of the Equity Award holder, (iii) the number of shares of Common Stock underlying each Equity Award, including, to the extent applicable, the threshold, target and maximum number of shares, (iv) the date on which each Equity Award was granted, (v) the Company Plan (including, for this purpose, the Director Plan) under which each Equity Award was granted, (vi) the exercise price of each Equity Award, in the case of Equity Awards that are Company Options, (vii) the expiration date of each Equity Award, in the case of Equity Awards that are Company Options, and (vii) the vesting schedule for each Equity Award.

(c)          (i) Except as set forth in Section 4.3(a), and other than the Company Notes and Company Warrants, there are no outstanding subscriptions, options, warrants, puts, calls, convertible, or equity-linked securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver, repurchase, transfer or sell, or cause to be issued, delivered, repurchased, transferred or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, or the value of which are determined based on the value of, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, put, call, right, agreement, commitment or contract.

(ii)         There are no voting trusts, stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of the shares of any of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party and, to the Knowledge of the Company, there are no voting trusts, stockholders agreements, proxies or other agreements in effect with respect to the voting or transfer of the shares of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is not a party.

(d)          There are no bonds, debentures, notes, or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Stock or common stock of any of the Company’s subsidiaries may vote, other than the Company Notes.

(e)          All “significant subsidiaries” of the Company, as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act, and all entities listed on Exhibit 21 to the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2014, and their respective jurisdictions of organization are listed in Section 4.3(e) of the Company Disclosure Letter. All the outstanding shares of capital stock of, or other equity interests in, each significant subsidiary have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all Liens other than Permitted Liens. None of the Company or any of its subsidiaries own, directly or indirectly, any equity interests in any person other than the Company’s subsidiaries.

(f)          The Company does not have in effect a “poison pill” or similar stockholder rights plan.

Section 4.4           Authority Relative to Agreement.

(a)          The Company has all necessary corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Offer, the Merger and the other transactions contemplated hereby. Assuming the accuracy of the representations set forth in Section 5.9, the execution and delivery of this Agreement by the Company and the Offer, the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State), assuming the conditions of Section 251(h) of the DGCL have been satisfied. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub and the accuracy of the representations set forth in Section 5.9, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and by general equitable principles).

(b)          At a meeting duly called and held prior to the execution of this Agreement at which all directors of the Company were present, the board of directors of the Company duly and unanimously adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the DGCL, and (iii) recommending that the stockholders of the Company accept the Offer and tender their Common Stock to Acquisition Sub in the Offer (the “Company Recommendation”).

Section 4.5           No Conflict; Required Filings and Consents.

(a)          None of the execution, delivery and performance of this Agreement by the Company, the acceptance for payment or acquisition of shares of Common Stock pursuant to the Offer, the consummation by the Company of the Merger or any of the transactions contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both) (i) conflict with or violate the Certificate of Incorporation or By-laws (or equivalent organizational documents) of (A) the Company or (B) any of its subsidiaries, (ii) assuming the consents, approvals and authorizations specified in Section 4.5(b) have been received and the waiting periods referred to therein have expired, and any condition precedent set forth on Section 4.5(b) of the Company Disclosure Letter has been satisfied, conflict with or violate any Law applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise in others to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property or asset of the Company or any of its subsidiaries is bound or affected, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration or Lien that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would prevent, materially delay or materially impede, or would reasonably be expected to prevent, materially delay or materially impede, individually or in the aggregate, the consummation of the transactions contemplated by this Agreement.

(b)          None of the execution, delivery, and performance of this Agreement by the Company, the acceptance for payment or acquisition of shares of Common Stock pursuant to the Offer, the consummation by the Company of the Merger or any of the transactions contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements of the Exchange Act, the Securities Act or Blue Sky Laws, (ii) applicable requirements under the HSR Act and any other applicable Antitrust Laws, (iii) the filing of the Certificate of Merger under the DGCL and (iv) applicable requirements of the rules of the NASDAQ, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not be, and would not reasonably be expected to be material to the Company and its subsidiaries taken as a whole.

Section 4.6           Permits and Licenses; Compliance with Laws. Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, waivers, concessions, registrations, notices, approvals, orders or other authorizations of any Governmental Authority necessary for the Company or any of its subsidiaries to own, lease and operate the properties of the Company and its subsidiaries or to carry on its business in all respects as it is now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not be, and would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole. Section 4.6 of the Company Disclosure Letter lists each Company Permit material to the Company and its subsidiaries taken as a whole from any applicable Governmental Authority that is held by the Company or any of its subsidiaries and for which a notice, filing or consent will be required as a result of the entry into this Agreement, the Offer, the Offer Closing, the Merger or the consummation of any of the transactions contemplated by this Agreement. None of the Company or any of its subsidiaries is, and since January 1, 2012 none of the Company or any of its subsidiaries has been, in conflict with, or in default or violation of, (i) any Laws applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected or (ii) any of the Company Permits, except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, would not be, and would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole. The Company and its subsidiaries will continue to have the use of and benefit of all Company Permits following consummation by the Company of the Merger or any of the transactions contemplated by this Agreement, except where the failure to have such Company Permits would not be, and would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole. No Company Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or its subsidiaries.

Section 4.7           Company SEC Documents.

(a)          Since January 1, 2014, the Company has filed with the SEC all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (the “Company SEC Documents”). As of their respective dates, or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amendment or superseding filing, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. No executive officer of the Company has failed to make the certifications required by him or her under Section 302 or 906 of the Sarbanes-Oxley Act, with respect to any Company SEC Document, except as disclosed in certifications filed with the Company SEC Documents.

(b)          The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto), (ii) have been prepared in all material respects in accordance with the books and records of the Company and its subsidiaries, and (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated therein or in the notes thereto).

Section 4.8           Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the NASDAQ. Since January 1, 2014 through the date hereof, the Company has not identified (i) any material weakness in the design or operation of internal control over financial reporting which reasonably could adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 4.9           Absence of Certain Changes or Events. From December 31, 2014 through the date of this Agreement, (i) except for the negotiation, execution and delivery of this Agreement, the businesses of the Company and its subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects, (ii) there has not been any event, development or state of circumstances that would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its subsidiaries has suffered any loss, damage, destruction, or other casualty affecting any of its properties or assets, whether or not covered by insurance.

Section 4.10         No Undisclosed Liabilities; Indebtedness.

(a)          Except (i) as reflected or expressly reserved against in the Company’s financial statements (as restated, if applicable) or the notes thereto included in the Company SEC Documents filed with the SEC on or after January 1, 2015 and publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system at least two calendar days prior to the date hereof and (ii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such financial statements, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, other than those which would not be, individually or in the aggregate, and would not reasonably be expected to be material to the Company and its subsidiaries taken as a whole. None of the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated Affiliate of any of them, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any “off-balance sheet arrangements”(as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(b)          Section 4.10(b) of the Company Disclosure Letter sets forth a true and complete list of all outstanding indebtedness (excluding for the avoidance of doubt Company Leases or equipment leases) of the Company and any of its subsidiaries that exceeds $3,000,000 in principal amount outstanding as of the date hereof, other than indebtedness between or among the Company and any wholly owned subsidiaries of the Company.

Section 4.11         Absence of Litigation. There is no, and there has not been in the past three (3) years, any Action (pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective officers, directors or managers (in their capacity as such), or any of their respective properties or assets at law or in equity, and there are no Orders, before any arbitrator or Governmental Authority, in each case as would be, or would reasonably be expected to be, individually or in the aggregate, material to the Company or its subsidiaries, taken as a whole. The Company and its subsidiaries are in compliance, and during the past six (6) years have been in compliance, in all material respects with all settlement agreements and Orders to which the Company is a party or is otherwise subject and which remain in effect.

Section 4.12         Employee Benefit Plans.

(a)          Section 4.12(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. The Company has made available to Parent and Acquisition Sub true and complete copies of (i) each material Company Benefit Plan (including all amendments thereto); and (ii) with respect to each material Company Benefit Plan, to the extent applicable, (A) the most recent annual report on Form 5500 and all schedules thereto filed with respect to such Company Benefit Plan; (B) the most recent summary plan description, summary of material modifications and plan prospectus; (C) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Company Benefit Plan; and (D) a current IRS opinion or favorable determination letter.

(b)          Each Company Benefit Plan is and has been, operated and administered in accordance with its terms and applicable Law, including, ERISA and the Code, except for instances of noncompliance that, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and its subsidiaries, taken as a whole. There is no, and there has not been in the past three (3) years any, action, suit, audit or investigation by any Governmental Authority, termination proceeding or other claim (except routine claims for benefits payable under the Company Benefit Plans) pending or, to the Knowledge of the Company, threatened, against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan, other than any such actions, suits, audits, investigations, termination proceedings or other claims that, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company and its subsidiaries, taken as a whole.

(c)          No Company Benefit Plan is, and neither the Company any subsidiary nor any ERISA Affiliate of the Company or any subsidiary maintains, sponsors, is required to contribute to (or in the six (6) years prior to the date hereof has maintained, sponsored or contributed to), or has any liability (including any contingent liability) with respect to, a (i) Multiemployer Plan, (ii) plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA or (iii) a plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code.

(d)          Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the IRS nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification. Except as has not been, or would not reasonably be expected to be material to the Company and its subsidiaries taken as a whole, all contributions or other amounts payable under or in connection with each Company Benefit Plan required to have been made under the terms of such Company Benefit Plan or pursuant to applicable Law have been timely made by the due date thereof (including any valid extension), and all such contributions and other amounts payable under or in connection with each Company Benefit Plan for any period on or before the Closing Date which are not yet due will have been paid or accrued in accordance with GAAP on the balance sheet of the Company on or prior to the Closing Date.

(e)          Except as set forth on Section 4.12(e) of the Company Disclosure Letter or as provided under Section 3.3 of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or together with any other event): (i) entitle any current or former employee, officer, director or independent contractor of the Company or any of its subsidiaries to any payment or benefit under any Company Benefit Plan; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company or any of its subsidiaries under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any compensation, equity award or other benefits under any Company Benefit Plan; (iv) result in any “excess parachute payment”(within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or independent contractor of the Company or any of its subsidiaries; or (v) limit or restrict the right of the Company or any of its subsidiaries to merge, amend or terminate any Company Benefit Plan, or require or accelerate the funding of any Company Benefit Plan.

(f)          Neither the Company nor any of its subsidiaries is a party to, or is otherwise obligated under, any Company Benefit Plan or any other plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes, including, any Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

(g)          No Company Benefit Plan provides health insurance, life insurance or death benefits or coverage to current or former employees of the Company or any of its subsidiaries beyond their retirement or other termination of service, other than as required by Section 4980B of the Code and at the sole expense of such individual.

(h)          Except for those matters that, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company and its subsidiaries, taken as a whole, all Company Benefit Plans maintained pursuant to the Laws of a country other than the United States and all plans or arrangements applicable to employees outside of the United States that are mandated by applicable Law (i) are, and since January 1, 2012 have been, maintained in accordance with all applicable requirements (including applicable Law), (ii) that are intended to qualify for special Tax treatment meet, and since January 1, 2012 have met, all material requirements for such treatment, and (iii) that are required to be funded and/or book-reserved are, and since January 1, 2012 have been, funded and/or book-reserved, as appropriate in accordance with GAAP and, if required, applicable Law.

Section 4.13         Labor Matters. There are no collective bargaining agreements to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound. None of the employees of the Company or any of its subsidiaries is represented by any union with respect to their employment by the Company or such subsidiary. There is no existing, pending or, to the Knowledge of the Company, threatened union organization activity involving any of the employees of the Company or its subsidiaries. There is no labor strike, slowdown or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its subsidiaries. No individual who has performed services for the Company or any of its subsidiaries is, or during the past three (3) years has been, unlawfully excluded from participation in any Company Benefit Plan, and neither the Company nor any subsidiary has, during the past three (3) years, incurred any current or contingent liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or as exempt rather than non-exempt, or with respect to any employee leased from another employer, in each case except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and its subsidiaries, taken as a whole. Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and its subsidiaries, taken as a whole: (i) there is no, and there has not been in the past three (3) years any, unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending, or to the Knowledge of the Company, threatened against the Company or any of its subsidiaries; and (ii) the Company and its subsidiaries are, and in the past three (3) years have been, in compliance with all applicable Laws with respect to employment, employment practices, terms and conditions of employment, wages and hours, unfair labor practices, and the WARN Act.

Section 4.14         Intellectual Property, Technology and Privacy.

(a)          Section 4.14(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Registered IP and all material unregistered Trademarks contained in the Company Intellectual Property Rights. To the Knowledge of the Company, the Company and its subsidiaries own or have the right to use in the manner currently used by the Company and its subsidiaries all Intellectual Property used in connection with the business of the Company and its subsidiaries as currently conducted (the “Company Intellectual Property”). To the Knowledge of the Company, there are no facts or circumstances that would render invalid or unenforceable, or materially restrict the scope of, any Registered IP contained in the Company Intellectual Property Rights.

(b)          The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in the material loss of rights as to or materially impair or alter the rights of the Company or any of its subsidiaries as to, or (ii) require the Company or any of its subsidiaries to assign, transfer, grant rights in or to, disclose or deliver to a third person (other than Parent or Acquisition Sub), in each case of clauses (i) and (ii) above, any material Company Intellectual Property Rights, or, solely with respect to clause (i) above, any other material Company Intellectual Property, including Intellectual Property owned by third persons and used in or held for use in the business of the Company.

(c)          [Intentionally Omitted]

(d)          Neither the Company nor any of its subsidiaries is a party to or bound by any decree, judgment, order or arbitral award that is reasonably expected to require the Company or any of its subsidiaries to grant to any third party any license, covenant not to sue, release, immunity or other right with respect to any material Company Intellectual Property Rights.

(e)          Neither the Company nor any of its subsidiaries has received notice that any of their rights relating to, arising from, or associated with Registered IP or other material Company Intellectual Property Rights are or have been involved in any interference, opposition, reissue, reexamination, review or other claim, action, proceeding, or investigation of any nature in which the ownership, scope, validity or enforceability of any such Company Intellectual Property Rights are being or have been contested or challenged and, to the Knowledge of the Company, no such action has been threatened, in each case other than such proceedings in the ordinary course of prosecution of any Registered IP that is part of the Company Intellectual Property Rights.

(f)          The Company and each of its subsidiaries have, in accordance with applicable Law of each relevant jurisdiction, taken commercially reasonable actions to maintain and protect (i) the material Registered IP (including making and maintaining any necessary filings, registrations, issuances and payments) and (ii) the secrecy and confidentiality of their material Trade Secrets.

(g)          (i) The Company and each of its subsidiaries have used since December 10, 2009 commercially reasonable efforts to require execution by each Company Associate of proprietary information, confidentiality and assignment agreements appropriate for the relevant jurisdiction; and (ii) neither the Company nor any of its subsidiaries has received a written claim from any such Company Associate alleging ownership of any material Company Intellectual Property.

(h)          To the Knowledge of the Company, (i) neither the Company nor any of its subsidiaries is currently infringing (directly, contributorily, by inducement or otherwise), misappropriating, or otherwise violating or, at any time during the past six year period, has infringed (directly, contributorily, by inducement or otherwise), misappropriated, or otherwise violated, any Intellectual Property Right of any other person in any material respect; and (ii) since January 1, 2012, neither the Company nor any of its subsidiaries has received any written notice alleging any material infringement, misappropriation, or violation of any Intellectual Property Right of another person.

(i)          To the Knowledge of the Company, no person is currently infringing, misappropriating or otherwise violating any Company Intellectual Property Rights in any material respect, or, at any time during the three year period prior to the date of this Agreement has infringed, misappropriated or otherwise violated any Company Intellectual Property Rights in any material respect. Since January 1, 2012, neither the Company nor any of its subsidiaries has made any written claim, demand, notice, cease and desist, or other notification with respect to infringement, misappropriation, or other violation of any material Company Intellectual Property Rights against any person.

(j)          To the Knowledge of the Company, as of the date of this Agreement, none of the Company Software or Company Products contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other similar code, other than as described or referenced in the documentation for the Company Software or the Company Products or as otherwise communicated in advance to the affected party, that has resulted in: (i) materially disrupting, disabling, harming or otherwise materially impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) materially damaging or destroying any data or file without the user’s consent.

(k)          Neither the Company nor any of its subsidiaries has disclosed or delivered to any escrow agent or any other person (other than an employee or, in the ordinary course of business and for the provision of software development, support or maintenance services to the Company or any subsidiary, an independent contractor of the Company or any of its subsidiaries) any of the source code for any Company Software that is material to the conduct of the business of the Company, and no other person has the right, contingent or otherwise, to obtain access to such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the release, delivery, license or disclosure of any of the source code for any Company Software that is material to the conduct of the business of the Company to any person who is not as of the date of this Agreement a current employee or, in the ordinary course of business and for the provision of software development, support or maintenance services to the Company or any subsidiary, an independent contractor of the Company or any of its subsidiaries.

(l)          Neither the Company nor any of its subsidiaries distributes, uses or licenses to any other person (or has present plans to distribute, use or license to any other person) any Company Software that is material to the conduct of the business of the Company that is subject to, or contains or is derived from Open Source Software in a manner that would require any source code of such material Company Software to be disclosed, licensed for free, publicly distributed or dedicated to the public. Neither the Company nor any of its subsidiaries is in violation of any provision of the applicable license agreement for any Open Source Software that operates or is contained in, distributed with or used in the development of any Company Software or any Company Product operating using, containing or used in conjunction with any Company Software, nor are there any present plans that would cause any such violation in the future. The Company and its subsidiaries have and have at all times materially complied with a written policy relating to the use of Open Source Software which policy has been provided to Parent prior to the date hereof.

(m)          To the Knowledge of the Company, in the past 36 months, there has been no failure or breakdown of, or unauthorized access to or unauthorized use of, any core information technology systems of the Company or any of its subsidiaries that has resulted in a material disruption or material interruption in the operation of the business of the Company or any of its subsidiaries that has not been substantially repaired or remedied. The Company and its subsidiaries have in place commercially reasonable disaster recovery and business continuity plans and procedures.

(n)          The Company and its subsidiaries have at all times (i) complied in all material respects with all applicable Privacy Laws, (ii) complied in all material respects with all of the Company’s and its subsidiaries’ published policies regarding privacy and data security, including (A) all privacy policies and similar disclosures published on the Company’s and its subsidiaries’ websites or mobile apps, (B) any notice to or consent from the provider of Personal Information or Geolocation Data, and (C) any existing contractual commitment made by the Company or its subsidiaries with respect to Personal Information, Geolocation Data or Non-PII; and (iii) complied in all material respects with the Payment Card Industry Data Security Standard with respect to any payment card data collected or handled (A) by the Company or its subsidiaries, or (B) by third parties (1) on the Company’s or its subsidiaries’ behalf or (2) having authorized access to the Company’s or its subsidiaries’ records.

(o)          [Intentionally Omitted.]

(p)          Except for disclosures of information required by Law, authorized by the provider of Personal Information, or pursuant to any agreement listed on Section 4.14(p), to the Knowledge of the Company, neither the Company nor its subsidiaries has shared, sold, rented or otherwise made available, and does not share, sell, rent or, otherwise make available, to third parties any Personal Information.

(q)          Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its subsidiaries have contractually obligated all third-party service providers, outsourcers, processors, or other users of Personal Information collected, held, or controlled by the Company or its subsidiaries to (i) comply with applicable Privacy Laws with respect to Personal Information, (ii) take reasonable steps to protect and secure Personal Information from unauthorized disclosure, (iii) restrict use of Personal Information to those authorized or required under the servicing, outsourcing, processing, or similar arrangement and (iv) certify or guarantee the return or adequate disposal or destruction of Personal Information.

(r)          Neither the Company nor its subsidiaries are subject to any material contractual requirements or other legal obligations that, following the Closing, would prohibit in any material respect the Company from receiving or using Personal Information, Geolocation Data or Non-PII in the manner in which the Company or its subsidiaries receive and use such Personal Information, Geolocation Data or Non-PII immediately prior to the Closing.

(s)          The Company and its subsidiaries have taken organizational, physical, administrative and technical measures reasonably consistent with practices in the industry in which the Company and its subsidiaries operate, Privacy Laws, any existing contractual commitment made by the Company that is applicable to Personal Information or Geolocation Data, and any written policy adopted by the Company and its subsidiaries related to privacy, information security or data security, to protect (i) the integrity, security and operations of the Company’s information technology systems and (ii) any of the Company’s and its subsidiaries’ information technology systems, transactions executed thereby, data owned by the Company or provided by its customers (including Personal Information, Geolocation Data, Non-PII and other customer information) against loss, theft, unauthorized access, unauthorized use, unauthorized modification, unauthorized disclosure or other misuse. The Company and its subsidiaries have implemented procedures reasonably consistent with practices in the industry in which the Company and its subsidiaries operate to detect data security breaches and unauthorized access or unauthorized use of the Company’s and its subsidiaries’ information technology systems and transactions executed thereby, Personal Information and data owned or controlled by the Company and its subsidiaries or provided by their customers, including data security breaches, unauthorized access or unauthorized use by the Company’s and its subsidiaries’ employees, independent contractors, consultants and third-party service providers.

(t)          To the Knowledge of the Company, there have not been since January 1, 2012 any material incidents of, or written claims related to, data security breaches, unauthorized access or use of any of the Company’s or its subsidiaries’ information technology systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information or data owned by the Company or its subsidiaries or provided by their customers, and there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims. To the Knowledge of the Company, there are no material data security, information security or other technological vulnerabilities with respect to the Company’s or its subsidiaries’ information technology systems, and neither the Company nor any of its subsidiaries have been notified in writing by any third party (including by “white hat” hackers) of any such vulnerabilities, that (i) are unpatched or otherwise unresolved and (ii) could (A) adversely impact in any material respect the operation of the Company or (B) cause the unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information or data owned by the Company or its subsidiaries or provided by their customers. Neither the Company nor its subsidiaries have notified, or to the Knowledge of the Company, been required to notify, any person of any information security breach or incident involving Personal Information, Geolocation Data or any other customer information, except as would not be material to the Company and its subsidiaries taken as a whole. Neither the Company nor its subsidiaries have received any written notice of any claims, investigations (including investigations by regulatory authorities or any data protection authorities), or alleged violations of Laws with respect to Personal Information, Geolocation Data or any other customer information possessed by or otherwise subject to the control of the Company or its subsidiaries, and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such claim.

Section 4.15         Taxes. (i) The Company and each of its subsidiaries has prepared (or caused to be prepared) and timely filed (or caused to be timely filed), taking into account any extension of time within which to file, all material Tax Returns required to be filed by or with respect to any of them, and all such Tax Returns are true, correct and complete in all material respects; (ii) the Company and each of its subsidiaries has paid all material Taxes that are required to be paid by any of them, whether or not shown as due on any Tax Return (including any Taxes required to be withheld from amounts owing to any employee, creditor or third party), except with respect to matters for which adequate reserves have been established in accordance with GAAP in the Company’s financial statements included in the Company SEC Documents; (iii) as of the date of this Agreement, there are no pending, or, to the Knowledge of the Company, threatened, audits, examinations, investigations or other proceedings in respect of any material Taxes; (iv) no material deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of its subsidiaries, except for deficiencies that have been satisfied, settled or withdrawn or with respect to matters for which adequate reserves have been established in accordance with GAAP in the Company’s financial statements included in the Company SEC Documents; (v) there are no Liens for material Taxes on any of the assets of the Company or any of its subsidiaries, other than Permitted Liens; (vi) neither the Company nor any of its subsidiaries has waived any statute of limitations with respect to any material amounts of Tax or agreed to any extension of time with respect to any material Tax assessment or deficiency; (vii) neither the Company nor any of its subsidiaries has constituted a “distributing corporation” or a “controlled corporation”(within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Law) in the two (2) years prior to the date of this Agreement; (viii) neither the Company nor any of its subsidiaries has (A) entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law), or (B) failed to disclose a position that could give rise to an accuracy related penalty under Section 6662 or 6662A of the Code; (ix) within the last three years no claim has been made in writing by a Governmental Authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that it is or may be subject to material taxation by that jurisdiction; (x) neither the Company nor any of its subsidiaries will be required to include any item of income in, or to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting made on or prior to the Closing Date, (B) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business, or (C) deferred intercompany stock accounts existing as of the Closing Date; (xi) the federal income Tax Returns of the Company and each of its subsidiaries have been examined by the applicable Governmental Authority (or the applicable statute of limitations for the assessment of Taxes for such periods has expired) for all periods through and including December 31, 2010; (xii) no ruling, technical advice memorandum, or agreement has been entered into or issued by any Governmental Authority with respect to or to the Company or any of its subsidiaries in respect of any material amounts of Tax; (xiii) neither the Company nor any of its subsidiaries has any material liability for the Taxes of another person pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or otherwise by reason of (A) being a member of an affiliated, consolidated, combined or unitary group or otherwise as a transferee or successor or (B) being party to any Tax sharing or indemnification agreement or other similar agreement (other than (1) any such agreements solely between the Company and its subsidiaries, (2) customary Tax indemnification provisions in commercial contracts entered into in the ordinary course of business and not primarily related to Taxes or (3) any such agreement to pay property Taxes with respect to leased properties); and (xiv) the Company and its subsidiaries have made available to Parent true, complete and correct copies of (A) all federal income Tax Returns, all material state, local and non-U.S. income Tax Returns, and all material sales, use and property Tax Returns, in each case, of the Company and its subsidiaries for all taxable periods for which the applicable statute of limitations for the assessment of Taxes remains open by operation of Law or as otherwise extended by the Company or its subsidiaries and (B) any audit report issued within the last five (5) years relating to material Taxes of the Company or its subsidiaries. For purposes of this Section 4.15, any reference to the Company or any of its subsidiaries shall be deemed to include any person that merged with or was liquidated or converted into the Company or any such subsidiary, as applicable.

Section 4.16         Material Contracts.

(a)          Except as set forth in Section 4.16 of the Company Disclosure Letter , as of the date hereof, neither the Company nor any of its subsidiaries is a party to or bound by any:

(i)          “material contract”(as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii)         contract or instrument relating to indebtedness for borrowed money or third party financial guarantee with a principal amount in excess of $3,500,000 or relating to any interest rate, currency or commodity derivatives or hedging transactions for which the aggregate exposure is reasonably expected to be in excess of $3,500,000;

(iii)        contract to which the Company or any of its subsidiaries or any of their respective Affiliates is a party that materially restricts the Company, any of its subsidiaries or any of their respective Affiliates from engaging or competing in any line of business or in any geographic area, or which would so restrict the Company, any of its subsidiaries or any of their respective Affiliates following a change in control of the Company;

(iv)        contract with any Governmental Authority;

(v)         contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $3,500,000;

(vi)        contract relating to settlement of any administrative or judicial proceedings within the past five years;

(vii)       contract relating to any single or series of related capital expenditures by the Company or its subsidiaries in excess of $3,500,000;

(viii)      contract pursuant to which the Company or its subsidiaries has undertaken to indemnify any of its directors, officers or other employees;

(ix)         [Intentionally Omitted.]

(x)          material partnership, joint venture agreement, alliance or revenue or earnings sharing agreement to which the Company or any of its subsidiaries is a party;

(xi)         contract (i) providing for the disposition or acquisition of any assets, business, securities or otherwise outside the ordinary course of business by the Company or any of its subsidiaries or for consideration in excess of $3,500,000, or (ii) pursuant to which the Company or any of its subsidiaries has any ownership interest in any other person or other business enterprise, other than other subsidiaries of the Company, that would reasonably be expected to be material to the Company and its subsidiaries, taken as a whole, in each case other than contracts for transactions that have closed for which there are no remaining earn-out, pending indemnification claims or other contingent or similar obligations;

(xii)        contract that by its terms calls for, or would reasonably be expected to result in, aggregate payments or consideration or other performance by or to the Company or any of its subsidiaries of more than $3,500,000 in calendar year 2015;

(xiii)       contract with a Major Customer or Major Supplier;

(xiv)      license (inbound and outbound), sublicense, development agreement, or other agreement under which the Company or any of its subsidiaries has granted or received the right to use any Intellectual Property Rights (other than licenses for readily available commercial software with a license fee of no more than $1,000,000 per year or licenses included in standard advertising insertion orders), in each case (i) that are material to the business of the Company and its subsidiaries or (ii) that would, following the Closing Date, purport to bind Parent or its subsidiaries (other than the Company and its subsidiaries) or their respective Intellectual Property Rights;

(xv)       contract providing for the Company or any of its subsidiaries to purchase, obtain or distribute all or substantially all of its requirements for, or all or substantially all of a third person’s output of, any product or service, or providing for the Company or any of its subsidiaries to sell all or substantially all of its output of, or supply all or substantially all of a third person’s requirements for, any product, content or service, including, for the avoidance of doubt, any contracts containing exclusivity or similar provisions restricting the Company or any of its subsidiaries;

(xvi)      contract incorporating any most-favored-nations clause that calls for, or would reasonably be expected to result in, aggregate payments or consideration by the Company or any of its subsidiaries of more than $3,500,000 in calendar year 2015; or

(xvii)     contract that would to the Knowledge of the Company (A) be binding after the Closing upon Parent or Parent’s Affiliates (other than the Company and its Affiliates as of the date hereof) or (B) give the counterparty to such contract the right to terminate such contract or pursue a claim for breach by the Company or its Affiliates party thereto based upon the acts or omissions of Parent or Parent’s Affiliates (other than the Company and its Affiliates as of the date hereof).

Each contract of the type described in this Section 4.16(a) is referred to herein as a “Company Material Contract.”

(b)          Neither the Company nor any subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, a valid and binding obligation of each other party thereto. Each Company Material Contract is in full force and effect, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.17         Opinion of Financial Advisor. The Company Board has received the opinion of Evercore Group L.L.C. on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and based upon and subject to the matters stated therein, the Offer Price to be paid to holders of outstanding Common Stock in the Offer and the Merger, taken together as a single integrated transaction, pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 4.18         Brokers. No broker, finder or investment banker other than Evercore Group L.L.C. is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of the Company. A true, correct and complete copy (including any amendments thereto) of Evercore Group L.L.C.’s engagement letter has been provided to Parent prior to the date hereof.

Section 4.19         Real Property.

(a)          Section 4.19(a) of the Company Disclosure Letter lists all real property owned by the Company and its subsidiaries (the “Owned Real Property”). The Company or one of its subsidiaries has good and marketable fee title to the Owned Real Property, free and clear of all Liens other than Permitted Liens.

(b)          Section 4.19(b) of the Company Disclosure Letter lists all material leases, subleases or other agreements under which the Company uses or occupies or has the right to use or occupy any real property (collectively, the “Company Leases”). Each Company Lease is a valid and binding obligation of the Company and, to the Knowledge of the Company, a valid and binding obligation of each other party thereto. Each Company Lease is not subject to any Lien that is not a Permitted Lien and is in full force and effect, and neither the Company nor any of its subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, any Company Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by any other party thereto, except, in each case, as have not had and are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.20         Insurance. Section 4.20 of the Company Disclosure Letter contains a true and complete listing of the material policies of insurance maintained by or on behalf of Company and its subsidiaries. Except as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Company or its subsidiaries, taken as a whole, all material policies of insurance maintained by the Company or any of its subsidiaries are in full force and effect, no notice of cancellation has been received with respect to such policies (other than in connection with ordinary renewals) and there is no existing default or event which, with the giving of notice of lapse of time or both, would constitute a default, by any insured thereunder. As of the date hereof, (i) there is no material claim by the Company or any of its subsidiaries pending under any such policies as to which coverage has been denied or disputed in writing by the applicable insurer, and (ii) neither the Company nor any of its subsidiaries has received either any written notice of any violation of, or non-compliance with, any insurance policy or any written notice that could reasonably be expected to be followed by a written notice of cancellation or non-renewal of any insurance policy. All premiums due and payable under all such policies have been paid and the Company or a subsidiary of the Company, as applicable, is in compliance with the terms and conditions of such policies other than non-compliance which would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole:

Section 4.21         Environmental, Health and Safety.

(a)          The Company and its subsidiaries are, and have been since January 1, 2012, in material compliance with all applicable Environmental Laws and Health and Safety Laws.

(b)          Since January 1, 2012, the Company and its subsidiaries have obtained, maintained and are, and have been, operating in material compliance with all Environmental Permits required for the operation of the business of the Company and its subsidiaries. Section 4.21(b) of the Company Disclosure Letter contains a list of all material Environmental Permits held by the Company or its subsidiaries.

(c)          The Company and its subsidiaries have taken all material actions that are required to provide each and every employee with a safe and healthy workplace as required by any applicable Health and Safety Law.

(d)          The Company and its subsidiaries are not subject to any pending or, to the Knowledge of the Company, threatened, Environmental Claim, which could reasonably be expected to result in the Company or any of its subsidiaries incurring material liabilities under Environmental Laws or Health and Safety Laws.

(e)          There has been no release of Hazardous Substances by the Company or any of its subsidiaries or, to the Knowledge of the Company, any other Person at the Real Property or, to the Knowledge of the Company, at any formerly owned, leased or operated real property, in each case that requires investigation, assessment, cleanup, remediation or other corrective action and that could reasonably be expected to result in the Company or any of its subsidiaries incurring material liabilities under Environmental Laws.

(f)          To the Knowledge of the Company, there are no facts, circumstances or conditions that exist with respect to the Company or any of its subsidiaries, the Real Property or any property formerly owned, leased or operated by the Company or any of its subsidiaries or any property to which the Company or any of its subsidiaries arranged for the disposal or treatment of Hazardous Substances that could reasonably be expected to result in the Company or any of its subsidiaries incurring material liabilities under Environmental Laws or Health and Safety Laws.

(g)          Neither the Company nor any of its subsidiaries have provided an indemnification or agreement to indemnify any person for any conditions or claims involving the release or existence of any current contamination or any obligation under any Environmental Laws or Health and Safety Law that remains legally binding or is otherwise outstanding, except as would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole.

(h)          The Company and its subsidiaries have made available to Parent copies of all material environmental assessments, investigations, audits, studies, reports and analyses relating to the Real Property or formerly owned, leased or operated real property, and all material documents and correspondence in each case related to any current or outstanding material liabilities under Environmental Laws or Health and Safety Laws to the extent such documentation is in the Company’s or any subsidiaries’ possession, custody or control.

(i)          The representations and warranties in this Section 4.21 are the sole and exclusive representations and warranties of the Company with respect to environmental matters, including matters relating to Environmental Laws, Health and Safety Laws or Hazardous Substances.

Section 4.22         Customers and Suppliers.

(a)          Section 4.22(a) of the Company Disclosure Letter sets forth the names of the fifteen largest customers of the Company and its subsidiaries measured by dollar value of goods or services sold since January 1, 2014 through December 31, 2014 (each, a “Major Customer”). None of the Major Customers has notified the Company or any of its subsidiaries in writing that it is (or is considering) (i) canceling or terminating its relationship with the Company or any of its subsidiaries or (ii) materially and adversely modifying its relationship with the Company or any of its subsidiaries.

(b)          Section 4.22(b) of the Company Disclosure Letter sets forth the names of the fifteen largest suppliers of the Company and its subsidiaries measured by dollar value of goods or services purchased since January 1, 2014 through December 31, 2014 (each, a “Major Supplier”). None of the Major Suppliers has notified the Company or any of its subsidiaries in writing that it is (or is considering) (i) canceling or terminating its relationship with the Company or any of its subsidiaries or (ii) materially and adversely modifying its relationship with the Company or any of its subsidiaries.

Section 4.23         Anti-Corruption and Anti-Bribery Laws. None of the Company, any of its subsidiaries, or, to the Company’s Knowledge, any of their respective directors, officers, agents, employees, consultants, or other representatives (in each case acting in their capacities as such) has, since January 1, 2012, in connection with the operation of their respective businesses directly or indirectly (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any applicable Law, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent or (v) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, or any regulation, ruling, rule, order, decision, writ, judgment, injunction, or decree of any governmental authority issued pursuant thereto, in each case, except as has not been, and would not reasonably be expected to be material to the Company and its subsidiaries taken as a whole.

Section 4.24         Schedule 14D-9. The information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof or supplement thereto), will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9, and all amendments thereto, and any other document required to be filed with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated hereby, will comply as to form in all material respects with the provisions of all applicable federal securities Laws, as the case may be, and will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 or any other document filed or distributed by the Company based on information furnished by Parent or Acquisition Sub in writing expressly for inclusion therein.

Section 4.25         Takeover Statute. Prior to the date of this Agreement, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement, the Offer, the Merger and the transactions contemplated hereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement, the Offer or the Merger or the other transactions contemplated hereby.

Section 4.26         Company Notes. Pursuant to the terms of the Company Indenture, after the Effective Time, each holder of a Company Note outstanding immediately prior to the Effective Time will be entitled, subject to the terms and conditions of the Company Indenture, as supplemented by the Supplemental Indenture, to (a) convert such holder’s Company Note only into the right to receive the Note Merger Consideration, (b) require the Company to repurchase such holder’s Company Note for cash in accordance with the terms and conditions of the Company Indenture or (c) continue to hold such holder’s Company Note provided that such Company Note shall in no event be convertible into shares of Common Stock.

Section 4.27         Bylaw Amendment. The Company Board has adopted an amendment to the Company’s bylaws in the form attached as Exhibit B hereto.

Section 4.28         No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV as of the date hereof and as contemplated by subsection (c)(ii) of Annex I, neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its subsidiaries or their respective businesses or with respect to any other information provided to Parent or Acquisition Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as of the date hereof as follows:

Section 5.1           Organization and Qualification; Subsidiaries. Each of Parent and Acquisition Sub is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where (i) the failure to have such power or authority would not be material to Parent and its subsidiaries, taken as a whole and (ii) the failure to have such governmental approvals would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Acquisition Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or licensing, except for such failures to be so qualified or licensed and in good standing that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2           Certificate of Incorporation, By-Laws, and Other Organizational Documents. Parent has made available to the Company a complete and correct copy of the certificate of incorporation, by-laws (or equivalent organizational documents), and other organizational documents, each as amended to date, of each of Parent and Acquisition Sub (collectively, “Parent Organizational Documents”). The Parent Organizational Documents are in full force and effect. None of Parent, Acquisition Sub or, to the Knowledge of Parent, the other parties thereto are in violation of any provision of the Parent Organizational Documents, as applicable, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.3           Authority Relative to Agreement. Each of Parent and Acquisition Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Offer, the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the Offer, the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Parent and Acquisition Sub and no other corporate proceedings on the part of Parent or Acquisition Sub or their respective stockholders are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, (x) the adoption of this Agreement by Parent in its capacity as the sole stockholder of Acquisition Sub, which adoption shall occur immediately following the execution of this Agreement, and (y) the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and by general equitable principles).

Section 5.4           No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by Parent and Acquisition Sub does not, and the performance of this Agreement by Parent and Acquisition Sub will not, (i) conflict with or violate the certificate of incorporation or by-laws (or equivalent organizational documents) of (A) Parent or (B) Acquisition Sub, (ii) assuming the consents, approvals and authorizations specified in Section 5.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Parent or Acquisition Sub or by which any property or asset of Parent or Acquisition Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Acquisition Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent or Acquisition Sub or any property or asset of Parent or Acquisition Sub is bound or affected, other than, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          The execution and delivery of this Agreement by Parent and Acquisition Sub do not, and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, (ii) applicable requirements under the HSR Act and any other applicable Antitrust Laws, (iii) filing and recordation of appropriate merger documents as required by the DGCL and the rules of the NASDAQ or other stock exchange, if applicable, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5           Absence of Litigation. As of the date hereof, there is no claim, action, proceeding, or investigation pending or, to the Knowledge of Parent, threatened against either Parent or Acquisition Sub or any of their respective properties or assets at law or in equity, and there are no Orders before any arbitrator or Governmental Authority, in each case as would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.6           Capitalization of Acquisition Sub. As of the date of this Agreement, the authorized share capital of Acquisition Sub consists of 1000 shares, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent, a person of which Parent is a direct or indirect wholly owned subsidiary, or a direct or indirect wholly owned subsidiary of such a person. Acquisition Sub does not have outstanding any option, warrant, right or other agreement pursuant to which any person other than Parent may acquire any equity interest of Acquisition Sub. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement.

Section 5.7           Brokers. Other than Citigroup Capital Markets Inc. and BDT & Company, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer and the Merger based upon arrangements made by or on behalf of Parent.

Section 5.8           Funds. Parent and Acquisition Sub will have as of the Acceptance Time and the Effective Time, sufficient cash on hand for the satisfaction of all of Parent’s and Acquisition Sub’s obligations under this Agreement, including the payment of the aggregate Offer Price and the Total Common Merger Consideration, as applicable, and the consideration in respect of the Equity Awards, and to pay all related fees and expenses and any other amounts contemplated by this Agreement to be paid by Parent or Acquisition Sub at such respective times. Parent’s and Acquisition Sub’s obligations hereunder are not subject to a condition regarding Parent’s or Acquisition Sub’s obtaining of funds or financing to consummate the transactions contemplated by this Agreement. Parent has delivered to the Company prior to the date hereof a true and correct copy of Parent’s unaudited consolidated balance sheet for the quarter ended March 31, 2015, and such balance sheet fairly presents in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the date thereof, in accordance with GAAP. Between March 31, 2015 and the date hereof, no material adverse change has occurred with respect to the consolidated financial position of Parent and its consolidated subsidiaries. Parent, a wholly owned subsidiary of Cox Enterprises, Inc., owns all of the outstanding equity interests in, among other entities, AutoTrader.com, Inc., Kelley Blue Book, Inc., Manheim Remarketing, Inc., vAuto, Inc., Vin Solutions, Inc., Xtime, Inc., HomeNet, Inc. and Next Gear Capital, Inc.

Section 5.9           Parent Ownership of Company Securities; DGCL Section 203. Parent and its subsidiaries do not “own” (as defined in Section 203 of the DGCL) any shares of Common Stock or other securities of the Company or any options, warrants or other rights to acquire Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company. Neither Parent nor any of its “affiliates” or “associates”(each as defined in Section 203 of the DGCL) is, or has been at any time with the last three years, an “interested stockholder” as defined in Section 203 of the DGCL. Neither Parent nor any of its subsidiaries has taken, or authorized or permitted any its Representatives to take, any action that would cause Parent or any of its “affiliates” or “associates” (each as defined in Section 203 of the DGCL) thereof to be deemed an “interested stockholder” as defined in Section 203 of the DGCL or otherwise render Section 251(h) of the DGCL inapplicable to the Merger.

Section 5.10         Offer Documents. The information supplied by Parent or Acquisition Sub expressly for inclusion or incorporation by reference in the Schedule 14D-9 (and any amendment thereof or supplement thereto), will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Offer Documents, and all amendments thereto, and any other document required to be filed with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated hereby, will comply as to form in all material respects with the provisions of Rule 14d-3 of the Exchange Act or any other applicable federal securities laws, as the case may be, and will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that Parent and Acquisition Sub make no representation or warranty with respect to statements made in the Offer Documents or any other document filed or distributed by Parent or Acquisition Sub based on information furnished by or on behalf of the Company in writing expressly for inclusion therein.

Section 5.11         Acknowledgement of Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in Article IV or in any certificate delivered pursuant to this Agreement to Parent or Acquisition Sub in connection with the consummation of the Offer or the Merger, each of Parent and Acquisition Sub acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its subsidiaries or their respective businesses or with respect to any other information made available to Parent or Acquisition Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other person has made or is making any representation or warranty with respect to, or will have or be subject to any liability to Parent, Acquisition Sub or any other person resulting from, the distribution to Parent or Acquisition Sub, or Parent’s or Acquisition Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Acquisition Sub or their respective Representatives, unless and then only to the extent of the representations and warranties contained in Article IV.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1           Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as required by applicable Law, (ii) as agreed in writing by Parent (such agreement not to be unreasonably withheld, conditioned or delayed), (iii) as may be expressly required or expressly contemplated pursuant to this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Letter, the business of the Company and its subsidiaries shall be conducted only in, and such entities shall not take any action except in the ordinary course of business and in a manner consistent with past practice; and the Company and its subsidiaries shall use their reasonable best efforts to (a) preserve intact the Company’s business organization and the assets of the Company and its subsidiaries, (b) keep available the services of their current officers, key employees and key consultants, and (c) maintain existing relationships and goodwill with Governmental Authorities, material customers, material suppliers, material creditors and material lessors and other persons with which the Company or any of its subsidiaries has significant business relations. Furthermore, the Company agrees with Parent that, except (1) as required by applicable Law, (2) as agreed in writing by Parent (such agreement not to be unreasonably withheld, conditioned or delayed), (3) as may be expressly required or expressly contemplated pursuant to this Agreement or (4) as set forth in Section 6.1 of the Company Disclosure Letter, the Company shall not:

(a)          amend or otherwise change, or permit any of its subsidiaries to amend or otherwise change, the Certificate of Incorporation or By-laws of the Company or such similar applicable organizational documents of any of its subsidiaries;

(b)          split, combine, subdivide, reclassify, purchase, redeem, repurchase or otherwise acquire, issue, sell, pledge, dispose, encumber or grant any shares of its or its subsidiaries’ capital stock, any right to receive cash based on the value of its or its subsidiaries’ capital stock, or any options, warrants, convertible or exchangeable securities, stock-based performance units, equity awards denominated in shares of the Company’s capital stock or other rights of any kind to acquire any shares of its or its subsidiaries’ capital stock or other rights to receive any economic interest of a nature accruing to the holders of Common Stock; provided, however, that (i) the Company may issue shares of Common Stock upon exercise or settlement of any Equity Award or Company ESPP purchase right outstanding as of the date hereof in accordance with the terms of such awards in effect on the date hereof, and (ii) the Company may acquire shares of capital stock in connection with tax withholdings and exercise price settlements upon the exercise of Company Options and vesting of Company Share Unit Awards, in each case, existing on the date hereof in accordance with the terms of such awards in effect on the date hereof;

(c)          declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its subsidiaries’ capital stock, other than dividends or other distributions paid by any direct or indirect wholly-owned subsidiary of the Company to the Company or any wholly-owned subsidiary to its parent;

(d)          except as required pursuant to any Company Benefit Plan in effect as of the date hereof or as required by applicable Law or as provided under Section 3.3 of this Agreement, (i) increase the compensation or other benefits payable or to become payable to directors, executive officers, employees or independent contractors of the Company or any of its subsidiaries, except for increases in annual base salary in the ordinary course of business consistent with past practice for employees below the vice president level in connection with promotions or merit pay increases not to exceed $1.5 million in the aggregate, (ii) grant any severance or termination pay to, or enter into any severance agreement with any director, executive officer, employee or independent contractor of the Company or any of its subsidiaries, other than payments of severance benefits pursuant to any Company Benefit Plan in effect as of the date hereof and set forth on Section 4.12(a) of the Company Disclosure Letter in the ordinary course of business consistent with past practice, (iii) enter into any employment, severance, retention or change of control agreement with any employee or new hire of the Company or any of its subsidiaries (except for (A) employment agreements on customary terms that are terminable on less than thirty (30) days’ notice without payment of severance benefits or penalty or similar payments or (B) ordinary course severance agreements with terminated employees below the vice president level consistent with the terms of the Company’s severance policies in effect as of the date hereof; provided that such severance will be subject to the execution and non-revocation of a full general release of claims against the Company in the Company’s customary form as in effect on the date hereof), (iv) establish, adopt, enter into, amend or terminate any Company Benefit Plan or other plan, trust, fund, policy, agreement or arrangement for the benefit of any current or former directors, officers, employees or independent contractors or any of their beneficiaries, except for amendments in the ordinary course of business consistent with past practice that do not in any manner materially increase the cost to the Company or its subsidiaries, (v) take any action to fund or accelerate the payment of compensation or benefits under any Company Benefit Plan, (vi) adopt, enter into, establish, amend or terminate any collective bargaining agreement or other arrangement relating to union or organized employees, (vii) terminate the employment of any executive officer of the Company, other than for cause, or (viii) hire or promote any employee other than hires or promotions in the ordinary course of business consistent with past practice below the level of vice president with a total annual compensation (base salary plus annual target bonus opportunity) below $200,000;

(e)          grant, confer or award options, convertible securities, restricted stock, restricted stock units or other rights to acquire any of its or its subsidiaries’ capital stock or any right to receive cash based on the value of its subsidiaries’ capital stock, or take any action not otherwise expressly contemplated by this Agreement to accelerate the vesting of or cause to be exercisable any otherwise unvested or unexercisable option or other equity or equity-based award;

(f)          acquire or permit its subsidiaries to acquire (including by merger, consolidation, or acquisition of stock or assets) any entity, business or material portion of the assets of any person except for inventory in the ordinary course of business consistent with past practices;

(g)          (i) incur any indebtedness for borrowed money, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, except for (A) short-term debt incurred pursuant to the Credit Agreement in the ordinary course of business consistent with past practice to fund working capital requirements, and in no event in excess of $5,000,000 in the aggregate, and (B) any indebtedness among the Company and its subsidiaries, or (ii) redeem, repurchase, prepay, defease, guarantee, cancel or otherwise acquire for value any such indebtedness, debt securities or warrants or other rights;

(h)          (i) subject to Section 6.2 or Section 6.17, terminate, modify or amend any Company Material Contract or Company Lease other than the expiration or renewal of any Company Material Contract or Company Lease in accordance with its terms, or enter into any contract, agreement, or arrangement that would have been a Company Material Contract or Company Lease if entered into prior to the date hereof, in any case, except in the ordinary course of business, (ii) waive in any material respect any term of, or waive any material default under, or, subject to Section 6.12, release, settle or compromise any material claim against the Company or material liability or obligation owing to the Company under any Material Contract, or (iii) enter into any contract which contains a change of control or similar provision that would require a payment to the other party or parties thereto in connection with the Offer Closing, the Merger, or the other transactions contemplated herein (including in combination with any other event or circumstance);

(i)          make any material change to its methods of accounting for financial accounting purposes in effect at December 31, 2014, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), or (ii) as required by a change in applicable Law;

(j)          except for transactions among the Company and its wholly-owned subsidiaries or among the Company’s wholly-owned subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties or assets except in the ordinary course of business consistent with past practice;

(k)          make any loans, advances or capital contributions to or investments in any other person (other than its wholly owned subsidiaries) in excess of $5,000,000 in the aggregate or form any subsidiary;

(l)          except to the extent otherwise required by applicable Law, make or change or revoke any material Tax election, change any existing or implement new transfer price methods, change any method of Tax accounting, change any Tax accounting period, file any material amended Tax Return, make or change any method in which the Company and its subsidiaries bill, withhold or surcharge any material Taxes to its customers with respect to Company Products in the ordinary course of business, settle or compromise any audit or proceeding relating to a material amount of Taxes, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material Tax, or surrender any claim for a refund of a material amount of Taxes;

(m)          make or agree to make, or permit any of its subsidiaries to make or agree to make, capital expenditures totaling in the aggregate more than $10,000,000 in any calendar month;

(n)          adopt or enter into, or permit to be adopted or entered into, a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries, other than the Merger;

(o)          subject to Section 6.12, release, withdraw, concur with the dismissal of, or settle any claim, action, suit or proceeding by the Company or any of its subsidiaries, other than routine, immaterial matters in the ordinary course of business;

(p)          subject to Section 6.12, settle, pay, discharge or satisfy any claim, action, suit, proceeding or investigation against or regarding the Company or any of its subsidiaries, whether civil, criminal, administrative or investigative, other than settlements that involve only the payment of monetary damages not in excess of $500,000 individually or $5,000,000 in the aggregate (excluding from such dollar thresholds amounts covered by any insurance policy of the Company or any of its subsidiaries);

(q)          cancel or permit to lapse any material Company Intellectual Property Rights and any of its Subsidiaries;

(r)          amend in a manner that adversely impacts in any material respect the ability to conduct its business, or allow to lapse, any material Company Permits;

(s)          fail to maintain in full force and effect insurance policies of the Company and its properties, businesses, assets and operations in a form and amount consistent with past practice in all material respects;

(t)          make any material change to its privacy or data security policies or practices; or

(u)          announce an intention to enter into, authorize or enter into, or permit any of its subsidiaries to authorize or enter into, any written agreement or otherwise make any commitment to do any of the foregoing.

Section 6.2           Appropriate Action; Consents; Filings.

(a)           Parent, Acquisition Sub and the Company shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate the Transactions as soon as practicable, including (i) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all consents, approvals, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the Transactions as soon as reasonably possible. “Transactions” means the transactions contemplated by this Agreement, including the Offer and the Merger.

(b)          In furtherance and not in limitation of the foregoing, each of Parent and the Company shall, and shall cause their respective Affiliates to, provide or cause to be provided as promptly as possible to any Governmental Authority information and documents requested by any such Governmental Authority or necessary, proper or advisable to permit consummation of the Transactions as promptly as practicable after the execution of this Agreement including by (i) filing any notification and report form and related material required under the HSR Act with respect to the Transactions as promptly as practicable and in any event within five Business Days after the date hereof, (ii) filing any notification required under any other applicable Antitrust Law requiring pre-acquisition notifications with respect to the Transactions as promptly as practicable and in any event within ten Business Days after the date hereof, and (iii) supplying as promptly as possible any additional information and documentary material that may be requested pursuant to the HSR Act (and any other Antitrust Law requiring pre-acquisition notifications or filings). In furtherance of and not in limitation of the foregoing, Parent and its Affiliates shall apply for “early termination” of the waiting period under the HSR Act and any comparable period under each other applicable Antitrust Law with respect to the Transactions.

(c)          Notwithstanding anything in this Agreement to the contrary, Parent and Acquisition Sub shall (and shall cause their respective Affiliates to): (A) take any and all actions necessary to obtain any and all necessary clearances, approvals, waiver or consents from any Governmental Authority or necessary to avoid or eliminate any and all impediments under any Antitrust Law or to prevent the initiation of any Proceeding by any Governmental Authority under any Antitrust Law or to prevent the entry of any Order, so as to enable the consummation of the Transactions to occur as soon as practicable (and in any event no later than the Outside Date), including but not limited to: (i) the sale, disposition or transfer of, any assets, businesses, product lines or operations (including proposing, negotiating, committing to and effecting the foregoing, by consent decree, hold separate or otherwise), (ii) licensing or otherwise making available to any Person of any technology or other intellectual property rights, (iii) terminating existing relationships, contractual rights or obligations, ventures or other arrangements, (iv) changing or modifying any course of conduct or otherwise making any commitment regarding present or future assets, businesses, product lines or operations or (v) otherwise agreeing to limits on freedom of action or ownership or effectuating any other change or restructuring, and in each of preceding clauses (i) through (v), of or with respect to Parent or the Company or their respective Affiliates (each, a “Divestiture Action”), provided, however, that Parent and Acquisition Sub shall not be required to propose, negotiate, agree or commit to any Divestiture Action with respect to assets, businesses, product lines or operations of the Company or any of its Subsidiaries, or of Parent or any of its Subsidiaries, or any combination thereof, that in the aggregate generated total revenues in excess of $120 million in the twelve (12) month period ending December 31, 2014 (a “Burdensome Divestiture Action”); and (B) not take any action (including the acquisition by it or its Affiliates of any interest in any Person that derives revenues from products, services or lines of business similar to the Company’s products, services or lines of business) if such action would make it materially more likely that there would arise any impediments under any Antitrust Law that may be asserted by any Governmental Authority to the consummation of the Transactions as soon as practicable. Subject to the foregoing, if any action, suit or proceeding is instituted (or threatened) challenging the Transactions (collectively, a “Proceeding”), or if any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, which would make the Transactions illegal or would otherwise prohibit, prevent, restrict, impair or delay consummation of the Transactions (collectively, an “Antitrust Order”), is entered, enforced or attempted to be entered or enforced by a court or other Governmental Authority, Parent and Acquisition Sub shall take, and shall cause their respective Affiliates to take, any and all actions and steps (including through litigation and appeal of litigation) necessary to contest, defend against and resist any such Proceeding (including by agreeing or proffering to agree to a Divestiture Action) and to have vacated, lifted, reversed or overturned any such Antitrust Order, so as to permit consummation of the Transactions as soon as practicable and before the Outside Date.

(d)          Each of Parent, Acquisition Sub and the Company shall, and shall cause their respective Affiliates to, cooperate reasonably with one another and keep the others generally apprised of material matters relating to or in connection with the taking of such actions and the doing of such other things as are contemplated by this Section 6.2. Each such party shall, and shall cause its respective Affiliates to, promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction, provided, however, that documents provided pursuant to this Section 6.2 may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns. In furtherance and not in limitation of the foregoing, in connection with the seeking of any action by or in respect of, or the making of any filing with, any Governmental Authority in connection with the Transactions, the parties shall, and shall cause their respective Affiliates to, to the extent permitted by Law and Governmental Authority, (i) consult with one another in advance of any meeting, teleconference or other communication with such Governmental Authority, (ii) provide one another with an opportunity to attend or participate in such meeting, teleconference or other communication, (iii) afford one another the right to review any written materials to be submitted to such Governmental Authority in advance of the submission thereof, and (iv) furnish one another with copies of all written materials received by or on behalf of such party from such Governmental Authority, in each case to the extent permitted by Law.

Section 6.3           Access to Information; Confidentiality.

(a)          From the date hereof to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law and notwithstanding anything to the contrary in the Confidentiality Agreement, the Company will (i) provide to Parent and its officers, directors, employees, accountants, consultants, legal counsel, investment bankers, agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours to the Company’s employees, properties, books, commitments, contracts and records and other information (including Tax Returns) as Parent may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company and instruct the Company’s independent accountants to provide access to their work papers and such other information as Parent and Acquisition Sub may reasonably request, (ii) permit Parent and Acquisition Sub to make such inspections as they reasonably require and (iii) furnish promptly to Parent and Acquisition Sub a copy of each report, schedule and other document filed or received by the Company during such period pursuant to the requirements of the federal or state securities Laws that is not otherwise made publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system; provided, however, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company, (A) constitute a waiver of the attorney-client privilege, work product doctrine or other privilege held by the Company, (B) would violate an existing confidentiality obligation to or agreement with any person; or (C) otherwise violate any applicable Laws; provided, however, that in the case of clauses (A) and (B), the Company shall (1) advise Parent of the nature of any information or documents withheld by the Company or any of its subsidiaries; (2) use its reasonable best efforts to obtain any required consents (such as the redaction of identifying or confidential information, entry into a joint defense agreement or other agreement or by providing such access, inspections, data or other information solely to outside counsel to avoid the loss of attorney-client privilege) as are necessary to provide such access, inspections, data or other information to Parent or Acquisition Sub in compliance with applicable Laws; and (3) otherwise use its reasonable best efforts to institute appropriate substitute disclosure arrangements, to the extent practicable in the circumstances. Any investigation conducted pursuant to the access contemplated by this Section 6.3 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its subsidiaries or result in damage or destruction of any property or assets of the Company or any of its subsidiaries. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing.

(b)          The information provided pursuant to this Section 6.3 shall be used solely for the purpose of the Merger and the transactions contemplated hereby. The parties shall comply with, and shall cause their respective Representatives to comply with, all of their or their Affiliates’ respective obligations under the Confidentiality Agreement, subject to Section 6.4(a).

Section 6.4           Solicitation; Change of Recommendation.

(a)          Except as otherwise provided for in this Agreement, the Company agrees that it and its subsidiaries shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease any discussions or negotiations with any persons that may be ongoing with respect to a Competing Proposal and, until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, not, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage any Competing Proposal; (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information with respect to, any Competing Proposal; (iii) engage in discussions with any person with respect to any Competing Proposal; (iv) approve or recommend any Competing Proposal; (v) enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal; (vi) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Certificate of Incorporation or By-laws of the Company, inapplicable to any person other than Parent and its Affiliates or to any transactions constituting or contemplated by a Competing Proposal; or (vii) resolve or agree to do any of the foregoing. The Company shall promptly after the date hereof instruct each person that has executed a confidentiality agreement within one year prior to the date hereof (other than the Confidentiality Agreement) relating to a Competing Proposal or potential Competing Proposal with or for the benefit of the Company promptly to return to the Company or destroy all information, documents, and materials relating to the Competing Proposal or to the Company or its businesses, operations or affairs heretofore furnished by the Company or any of its Representatives to such person or any of its Representatives in accordance with the terms of any confidentiality agreement with such person, and shall use reasonable best efforts to enforce, and not waive without Parent’s prior written consent, any standstill or similar provision in any confidentiality or other agreement with such person; provided that if the Company Board determines in good faith that it would be inconsistent with its fiduciary obligations under applicable Law not to do so, the Company may waive any standstill or similar provisions in its agreements to the extent necessary to permit a person to make, on a confidential basis to the Company Board, a Competing Proposal, conditioned upon such person agreeing to disclosure of such Competing Proposal to Parent and Acquisition Sub, in each case as contemplated by and subject to compliance with this Section 6.4.

(b)          Notwithstanding the limitations set forth in Section 6.4(a), if the Company receives a bona fide, Competing Proposal not solicited after the date hereof that did not result from a breach of this Section 6.4 at any time prior to the Acceptance Time which (i) constitutes a Superior Proposal or (ii) which the Company Board determines in good faith after consultation with the Company’s outside legal and financial advisors could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, the Company may take the following actions: (x) furnish information to the third party making such Competing Proposal (provided, that substantially concurrently the Company makes available such information to Parent to the extent such information was not previously made available to Parent) and (y) engage in discussions or negotiations with the third party with respect to the Competing Proposal, in each case of clauses (x) and (y), if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on terms no less favorable in the aggregate to the Company than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); provided, however, that as promptly as reasonably practicable following the Company taking such actions as described in clauses (x) and (y) above, the Company shall provide written notice to Parent of such determination of the Company Board pursuant to clauses (i) or (ii) above. From and after the execution of this Agreement, the Company shall notify Parent promptly (but in any event within 48 hours) of the receipt of any Competing Proposal, and (A) if it is in writing, deliver to Parent a copy of such Competing Proposal and any related draft agreements and other written material setting forth the terms and conditions of such Competing Proposal or (B) if oral, provide to Parent a reasonably detailed summary of the material terms and conditions thereof including the identity of the person making such Competing Proposal. The Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material details of any such Competing Proposal and with respect to any material change to the terms of any such Competing Proposal within 48 hours of such material change.

(c)          Except as otherwise provided in Section 6.4(d), neither the Company Board nor any committee thereof may (i) withdraw or withhold, amend, modify or qualify in any manner adverse to Parent or Acquisition Sub the Company Recommendation or make any public announcement inconsistent with the Company Recommendation, or publicly propose to do any of the foregoing, (ii) approve, adopt, endorse, or recommend any Competing Proposal or any inquiry or proposal that would reasonably be expected to lead to a Competing Proposal, (iii) following the date any Competing Proposal or any material modification thereto is first made public, sent or given to the stockholders of the Company, fail to issue a press release that expressly reaffirms the Company Recommendation within four (4) Business Days following Parent’s written request to do so (which request may not be made more than twice with respect to any such Competing Proposal and each material modification thereto), (iv) fail to include the Company Recommendation in the Schedule 14D-9 or any amendment thereof, or (v) except as expressly contemplated by Section 6.4(g), cause or permit the Company to enter into any contract, letter of intent, memorandum of understanding, or agreement in principle regarding or providing for any Competing Proposal (other than an Acceptable Confidentiality Agreement) or requiring the Company to abandon, terminate, delay or fail to consummate the transactions contemplated by this Agreement (any action described in clause (i), (ii), (iii), (iv) or (v), whether taken by the Company, the Company Board or any committee thereof, being referred to as a “Change of Recommendation”).

(d)          Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Acceptance Time, if (i) an event, fact, circumstance, development, change or occurrence or the consequences of any of the foregoing (an “Intervening Event”) that materially affects the business, assets or operations of the Company and that is unknown to the Company Board as of the date of this Agreement and reasonably should not have been known as of the date of this Agreement, becomes known to the Company Board or (ii) the Company receives a Competing Proposal which the Company Board concludes in good faith, after consultation with outside legal counsel and its financial advisors, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent, the Company Board may effect a Change of Recommendation if the Company Board has concluded in good faith after consultation with the Company’s outside legal advisors that the failure of the Company Board to make such Change of Recommendation would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided, however, that such action may only be taken (A) if the Company shall have (x) complied with this Section 6.4 and (y) first provided prior written notice to Parent in advance of its intention to make a Change of Recommendation and the reasons therefor, including the terms of any Competing Proposal with respect to which the Change of Recommendation relates and the identity of the person making such Competing Proposal (it being understood that the delivery of such notice shall not, in and of itself, be deemed a Change in Recommendation) and (B) at a time that is after the fourth (4th) Business Day following the Company’s delivery to Parent of such notice, during which time Parent shall be entitled to deliver to the Company one or more proposals for amendments to this Agreement and, if requested by Parent, the Company shall negotiate with the Parent in good faith with respect thereto, if the Company Board determines in good faith, after consultation with the Company’s outside legal advisors, taking into account all amendments or revisions to this Agreement proposed by Parent, that the failure of the Company Board to effect such Change of Recommendation still would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law. Any material amendment to a Competing Proposal to which such Change of Recommendation relates, including any revision to price, shall require the Company to deliver to Parent a new notice and again comply with the requirements of this Section 6.4(d) with respect to such revised Competing Proposal.

(e)          No Change of Recommendation shall change the approval of the Company Board for purposes of (x) Section 251(b) of the DGCL or (y) any state takeover Law (including the “interested stockholder” as defined in Section 203 of the DGCL) or other state Law.

(f)          Nothing in this Section 6.4 shall be deemed to prohibit the Company or its subsidiaries from complying with Rule 14e-2, Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (including making any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) thereunder), or to prohibit the Company from making any disclosure if the Company Board determines in good faith (after consultation with its outside counsel) that failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law, nor shall any such action be deemed to constitute a breach of the Company’s obligations under this Agreement; provided, however, that nothing in this Section 6.4(f) shall permit the Company to effect a Change of Recommendation (including in compliance with Rule 14e-2, Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or other applicable Law) without complying with Section 6.4(d) and, for the avoidance of doubt, any such disclosure that does not reaffirm the Company Recommendation (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall constitute a Change of Recommendation.

(g)          If at any time prior to the Acceptance Time the Company Board has concluded in good faith after consultation with the Company’s outside legal and financial advisors that a Competing Proposal constitutes a Superior Proposal, then the Company Board may cause the Company to terminate this Agreement in accordance with Section 8.1(h), pay the Company Termination Fee substantially concurrently with such termination and enter into a binding written agreement (a “Superior Proposal Agreement”) with respect to such Superior Proposal; provided, however, that such termination shall only be effective if: (i) the Company (x) shall have complied with this Section 6.4 and (y) first provided prior written notice to Parent in advance of its intention to terminate this Agreement of the terms of the Superior Proposal, including the final draft of the Superior Proposal Agreement and the identity of the person making such Competing Proposal; (ii) at a time that is after the fourth (4th) Business Day following the Company’s delivery to Parent of such notice, during which time Parent shall be entitled to deliver to the Company one or more proposals for amendments to this Agreement and, if requested by Parent, the Company shall negotiate with Parent in good faith with respect thereto, if the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, taking into account all amendments or revisions to this Agreement proposed by Parent, that the Competing Proposal remains a Superior Proposal; (iii) the Company pays the Company Termination Fee to Parent substantially concurrently with the termination of this Agreement in accordance with the terms of this Agreement; and (iv) the Company enters into a Superior Proposal Agreement. Any material amendment to a Competing Proposal, including any revision to price, shall require the Company to deliver to Parent a new notice and again comply with the requirements of this Section 6.4(g) with respect to such revised Competing Proposal. For the avoidance of doubt, the Company may simultaneously give notice of its intention both to make a Change of Recommendation and to terminate this Agreement to enter into a Superior Proposal Agreement and the notice and negotiation periods set forth in Section 6.4(d) and this Section 6.4(g) may pass simultaneously.

(h)          As used in this Agreement, “Competing Proposal” shall mean any bona fide proposal (other than a proposal or offer by Parent or any of its subsidiaries) for (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (x) a person or “group”(as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 10% of the outstanding shares of any class of voting securities of the Company; or (y) the Company issues securities representing more than 10% of the outstanding shares of any class of voting securities of the Company; (ii) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of the Company and of the subsidiaries of the Company that constitute or account for (x) more than 10% of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company; or (y) more than 10% of the fair market value of the assets of the Company; or (iii) any liquidation or dissolution of the Company.

(i)          As used in this Agreement, “Superior Proposal” shall mean a Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) on terms that the Company Board determines in good faith, after consultation with the Company’s outside financial and legal advisors, would (A) offer a higher per share price to the stockholders of the Company than the Offer Price and (B) be more favorable to the stockholders of the Company than the transactions contemplated by this Agreement, taking into account all factors the Company Board acting in good faith considers to be appropriate, including (i) any proposal by Parent in writing to amend or modify the terms hereof, (ii) the identity of the person making such Competing Proposal, and (iii) the consideration, terms, conditions, timing, likelihood of consummation, financing terms and legal, financial, and regulatory aspects of such Competing Proposal.

Section 6.5           Directors’ and Officers’ Indemnification and Insurance.

(a)          Parent and Acquisition Sub agree that all rights to exculpation and indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of any Indemnitee as provided in the Certificate of Incorporation or the By-laws (or comparable organization documents) of the Company or any of its subsidiaries or in any agreement (including those filed as an exhibit to the Company SEC Documents filed at least two (2) calendar days prior to the date hereof or listed on Section 4.16 of the Company Disclosure Letter) shall survive the Merger and shall continue in full force and effect with respect to such Indemnitee. Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) (i) indemnify, defend and hold harmless, and advance expenses to, Indemnitees with respect to all acts or omissions by them, in their capacities as such at any time prior to the Effective Time, to the fullest extent permitted by Law and (ii) not amend, repeal or otherwise modify any provisions of the Certificate of Incorporation or By-laws (or equivalent organizational documents) of the Company or any of its subsidiaries as in effect on the date of this Agreement and any indemnification agreement of the Company or its subsidiaries or other applicable contract that has been made available to Parent as in effect on the date of this Agreement in any manner that would adversely affect the rights thereunder of any Indemnitees.

(b)          Without limiting the provisions of Section 6.5(a), during the period commencing as of the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation and its subsidiaries will: (i) indemnify, defend and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director or officer of the Company or any of its subsidiaries or Affiliates; or (B) the Offer, the Merger, this Agreement and any transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 6.5(b) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.5(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation.

(c)          Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided, that the premium for such “tail” insurance shall not exceed 250% of the annual premium currently paid by the Company. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or (ii) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable than the existing policy of the Company; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the annual premium currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring at or prior to the Effective Time, for a cost not exceeding such amount; and provided, further that Parent may substitute therefor policies of an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are no less favorable to any Indemnitee than the coverage provided under the Company’s existing policies.

(d)          The Indemnitees to whom this Section 6.5 applies shall be third party beneficiaries of this Section 6.5. The provisions of this Section 6.5 are intended to be for the benefit of each Indemnitee and his or her successors, heirs or representatives. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations provided in this Section 6.5.

(e)          The rights of each Indemnitee under this Section 6.5 shall be in addition to any rights such person may have under the Certificate of Incorporation or Bylaws of the Company, the Surviving Corporation or any of its subsidiaries, or under any applicable Law or insurance policy or under any agreement (including any employment agreement) of any Indemnitee with the Company or any of its subsidiaries.

(f)          Notwithstanding anything contained in this Section 6.5 or Section 9.6 hereof to the contrary, this Section 6.5 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall succeed to the obligations set forth in this Section 6.5.

Section 6.6           Notification of Certain Matters. The Company shall promptly (and in any event with two (2) Business Days) notify Parent, and Parent shall promptly (and in any event with two (2) Business Days) notify the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Offer, the Merger or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Offer, the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to this Agreement, the Offer, the Merger or the transactions contemplated hereby and (c) the discovery by such party of any fact, circumstance or event, the occurrence or non-occurrence of which could reasonably be expected, individually or taken together with all other existing facts, events and circumstances known to such party, to cause or result in any of the conditions of the obligations of such party to consummate the Merger or the Offer not to be satisfied or the satisfaction of which to be materially delayed. The delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties or covenants of the parties or the conditions to the obligations of the parties hereunder.

Section 6.7           Public Announcements. Parent and the Company shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger or the Offer, and shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, court process or any listing agreement with or rules of the NASDAQ or other stock exchange on which securities of the Company is listed; provided that Parent and Acquisition Sub may make public statements regarding any Competing Proposal that has been made public or in response to public statements of any person recommending or encouraging stockholders of the Company not to tender their shares of Common Stock into the Offer, after consulting with the Company and considering in good faith any comments provided by the Company with respect to such public statements to the extent permitted by Law and court process. With respect to any communications to be delivered orally, including by conference call or webcast, this Section 6.7 shall be deemed satisfied if, to the extent practicable, the disclosing party gives advance notice of such disclosure to the other party, including copies of any talking points, scripts or similar documents, and consults with the other party and considers in good faith any comments provided by such other party with respect thereto; provided, further that the prior agreement of the other party shall be required with respect to such disclosures to the extent that the non-disclosing party reasonably determines that any disclosure would be materially adverse to the non-disclosing party and it is reasonably practicable for the disclosing party to seek such prior consent. Notwithstanding the foregoing, the restrictions set forth in this Section 6.7 shall not apply to any public statement made or proposed to be made by the Company or Parent in connection with or following a Change of Recommendation.

Section 6.8           Employee Matters.

(a)          The Surviving Corporation shall provide or cause to be provided to each employee of the Company and its Subsidiaries who continues as an employee of the Surviving Corporation or Parent or any of their respective Subsidiaries following the Closing Date (a “Continuing Employee”), (i) for a period extending until the earlier of the termination of such Continuing Employee’s employment with such entities or the first anniversary of the Closing Date, a base wage or salary that is no less than that provided to such Continuing Employee immediately prior to the Effective Time, and (ii) for a period extending until the earlier of the termination of such Continuing Employee’s employment with such entities or the last day of the fiscal year of Parent in which the Closing Date occurs, (A) incentive compensation opportunities (excluding equity-based incentive compensation opportunities) that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time, and (B) all other compensation and employee benefits (excluding salary, base wage, and incentive compensation opportunities) that are substantially comparable in the aggregate to those provided to each Continuing Employee under the Company Benefit Plans as in effect at the Effective Time. The provisions of this Section 6.8 shall not be construed or interpreted to restrict in any way the Surviving Corporation’s or Parent’s ability to amend, modify or terminate any Company Benefit Plan (including to change the entities who administer such Company Benefit Plans, or the manner in which such Company Benefit Plans are administered) or any other plan made available to the Continuing Employees or to terminate any person’s employment at any time and for any reason.

(b)          Parent shall, and shall cause the Surviving Corporation to: (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of Parent or the Surviving Corporation that an employee of the Company or any of its subsidiaries is eligible to participate in immediately following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, each Continuing Employee immediately prior to the Effective Time under the relevant Company Benefit Plan in which such employee participated; (ii) provide each Continuing Employee with credit for any co-payments and deductible paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements; and (iii) to the extent that any Continuing Employee is eligible to participate in any employee benefit plan of Parent, the Surviving Corporation or any of their subsidiaries following the Effective Time, cause such plan to recognize the service of such Continuing Employee with the Company and its subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting, vacation entitlement and severance benefits (but not for benefit accrual under any defined benefit or for any purpose under any retiree welfare plan) to the same extent such service was recognized by the Company and its subsidiaries under any similar Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided, that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service or with respect to any newly established employee benefit of Parent, the Surviving Corporation or any of their subsidiaries for which service is not taken into account for employees of Parent or any of its Affiliates.

(c)          Without limiting the generality of Section 6.8(a), with respect to any Continuing Employee whose employment is terminated by Parent, the Surviving Corporation or any of their respective Subsidiaries on or prior to the first anniversary of the Effective Time without cause (with “cause” determined based on the standards customarily applied by Parent with respect to Parent’s policies and practices), Parent or the Surviving Corporation shall provide or cause to be provided to each such Continuing Employee severance benefits no less than the severance benefits that similarly situated employees of Parent are entitled to receive upon a severance eligible termination under the severance policies and practices of Parent as in effect as of the Effective Time; provided, however, that if any such Continuing Employee is entitled to severance benefits under an individual severance, employment or similar agreement, the terms of such agreement and not this Section 6.8(c) shall govern.

(d)          If requested by Parent in writing not later than ten (10) Business Days prior to the Effective Time, the Company shall take all such actions as are necessary, including the adoption of board of directors or compensation committee resolutions or consents, to terminate the Company’s 401(k) plan(s), effective no later than the day immediately prior to the Effective Time (or if the Company is expected to become an ERISA Affiliate of Parent at the Acceptance Time, no later than the day immediately prior to the Acceptance Time), with such termination to be subject to the occurrence of the Effective Time or Acceptance Time, as applicable. Prior to taking such action, the Company shall provide Parent with copies of the relevant materials in connection with such plan termination, which shall be subject to Parent’s review and comment, and prior to the Effective Time, the Company shall provide parent with evidence that such plan(s) have been terminated. Parent shall cause the 401(k) plans of Parent or its Affiliates to accept as soon as practicable rollover distributions from current and former employees of the Company and its Subsidiaries with respect to such individuals’ account balances (including loans), if elected by any such individuals.

(e)          The Company shall consult with Parent (and consider in good faith the advice of Parent) prior to the Company sending any mass written notices or other mass communication materials (including any postings to any website) with respect to matters described in this Section 6.8 (and, for avoidance of doubt, not including any compensation or benefits matters not related to the Merger) to the employees or former employees of the Company or any of its subsidiaries, but excluding any mass written notices or other mass communication materials with respect to administrative matters. Prior to the Effective Time, the Company shall provide Parent with reasonable access following advance notice to such employees or former employees for purposes of Parent’s providing notices or other communication materials regarding Parent compensation and benefit plans and the matters described in this Section 6.8; provided, that such access shall not unduly interfere with the operation of the business of the Company prior to the Closing.

(f)          The Company and each of its subsidiaries shall, after the date hereof and prior to the Effective Time: (i) provide any and all notices to; (ii) make any and all filings or registrations with; and (iii) obtain any and all consents or approvals of, any labor organization, works council or any similar entity, council or organization, required to be made or obtained in connection with this Agreement or the consummation of the transactions contemplated hereby, except, in the case of each of clauses (i), (ii) and (iii), as would not, individually or in the aggregate, result in material fines or penalties or could not be corrected following the Effective Time.

(g)          This Section 6.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.8, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.8. Without limiting the foregoing, no provision of this Section 6.8 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or any of its subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Agreement shall be deemed to amend or modify any compensation or benefit plan, policy, agreement or arrangement sponsored or maintained by Parent, the Company or any of their respective subsidiaries or Affiliates.

Section 6.9           Acquisition Sub. Parent will take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Acceptance Time, Acquisition Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

Section 6.10         No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Acceptance Time. Prior to the Acceptance Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations.

Section 6.11         Rule 16b-3. Prior to the Acceptance Time, the Company may take such further actions, if any, as may be necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12         Stockholder Litigation. Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall control the defense of any litigation brought by stockholders of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement, including the Offer and the Merger; provided, however, that the Company (i) shall promptly provide Parent with copies of all proceedings and correspondence relating to such litigation, (ii) shall give Parent the opportunity to participate with the Company regarding the defense or settlement of any such litigation, (iii) shall give due consideration to Parent’s advice with respect to such litigation and (iv) shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation arising or resulting from the transactions contemplated by this Agreement (other than any settlement solely for monetary damages paid entirely from proceeds of insurance, except for any applicable deductible), or consent to the same without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.13         Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to cause the delisting of the Company and of the Common Stock from the NASDAQ as promptly as practicable after the Effective Time and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 6.14         Rule 14d-10(d) Matters. Prior to the Acceptance Time and to the extent permitted by Law, the Company (acting through the Company Board, its compensation committee or its “independent directors” as defined by Rule 5605(a)(2) of the NASDAQ Stock Market Rules to the extent required) will take all such steps as may be required to cause each agreement, arrangement or understanding that has been or will be entered into by the Company or its subsidiaries or, upon notice to the Company, Parent or its affiliates with any of its officers, directors or employees pursuant to which compensation, severance or other benefits is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Section 6.15         State Takeover Laws. If any “control share acquisition,” “fair price,” “business combination” or other anti-takeover Laws becomes or is deemed to be applicable to this Agreement or any transaction contemplated by this Agreement, then Parent, the Company and their respective boards of directors or managers, as applicable, shall take all reasonable action necessary so that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate if possible, and otherwise to minimize, the effects of such statute or regulation on the Offer, the Merger and the other transactions contemplated hereby.

Section 6.16         Treatment of Certain Indebtedness.

(a)          Within the time periods required by the terms of the Company Indenture, the Company shall take all actions required to be performed by it prior to the Effective Time by the terms of the Company Indenture as a result of the execution and delivery of this Agreement or otherwise, including the giving of any notices that may be required prior to the Effective Time in connection with the convertibility of Company Notes or otherwise pursuant to the Company Indenture. Notwithstanding anything to the contrary in this Section 6.16, nothing herein shall require the Company to pay any fees, incur or reimburse any costs or expenses (other than attorneys’ fees arising in connection with the fulfillment of the Company’s obligations under this Section 6.16), or make any payment in connection with any Company Note or this Section 6.16 (other than in connection with the settlement of any conversion obligation), prior to the occurrence of the Effective Time.

(b)          Prior to the Effective Time, subject to the last sentence of Section 6.16(a), the Company shall facilitate the execution and delivery to the Trustee at the Effective Time of a supplemental indenture pursuant to Section 14.07 of the Company Indenture (the “Supplemental Indenture”), which will provide that, effective at the Effective Time, each outstanding Company Note shall no longer be convertible into shares of Common Stock and shall be convertible solely into the Note Merger Consideration that the holders of such Company Notes are entitled to receive pursuant to the Merger upon conversion in accordance with the Company Indenture.

(c)          Subject to the last sentence of Section 6.16(a), the Company shall take all actions required to be performed by it prior to the Effective Time pursuant to the terms of the Company Indenture in connection with the Offer, the Offer Closing, the Merger, and the other transactions contemplated hereby, including the delivery to the Trustee of any documents or instruments required prior to the Effective Time under the terms of the Company Indenture in connection with the Offer, the consummation of the Merger and the other transactions contemplated hereby.

(d)          The Company shall, and shall cause its subsidiaries to, deliver all notices and take all other reasonable actions to cause (i) the repayment in full on the Closing Date (or in the case of any letters of credit, cash collateralization, to the extent that Parent shall not have entered into an alternative arrangement with the issuing bank) of all obligations then outstanding under, (ii) the release on the Closing Date in connection with such repayment of any and all liens, security interests, pledges, or other encumbrances securing such obligations under, and (iii) the termination (to the extent provided therein and pursuant to the terms thereof) on the Closing Date (such repayment, release, and termination, the “Existing Credit Facility Termination”) of, that certain Credit Agreement, dated as of February 28, 2015, by and among the Company, Dealertrack Canada Inc., the lenders party thereto, and JPMorgan Chase Bank, N.A. , as administrative agent (the “Company Credit Agreement”), including using reasonable best efforts to obtain a payoff letter in customary form from the agent under the Credit Agreement (it being understood that a “payoff letter in customary form” shall indicate the total amount required to be paid to fully satisfy all obligations of the Company and its subsidiaries in respect of the applicable indebtedness and state that all Liens in connection therewith relating to the assets of the Company or its subsidiaries shall be released upon the payment of such amount on the Closing Date); provided, that (A) Parent shall provide all funds required to effect all such repayments and cash collateralization of letters of credit and (B) in no event shall this Section 6.16(d) require the Company or any of its subsidiaries to (x) cause the Existing Credit Facility Termination to be effective until the Closing shall have occurred; or (y) require the Company or any of its subsidiaries to pay any fees, incur or reimburse any costs or expenses, or make any payment, incur any other liability or give any indemnities in connection with the Existing Credit Facility Termination, prior to the occurrence of the Closing Date (except to the extent Parent promptly reimburses (in the case of ordinary course out-of-pocket costs and expenses) or provides the funding (in all other cases) to the Company or such subsidiary therefor) or incur any liability in connection with the Existing Credit Facility Termination that is effective prior to the occurrence of the Closing Date.

Section 6.17         Treatment of Company Note Hedges and Company Warrants. The Company agrees to use its reasonable best efforts to enter into arrangements (such arrangements to be in a form and substance reasonably acceptable to Parent) with the counterparties of each of the Company Note Hedges and the Company Warrants to cause such Company Note Hedges and Company Warrants to be terminated and cancelled as of the Effective Time, it being understood that (i) the calculation and settlement of any amounts payable thereunder shall be payable only in cash and subject to Parent’s prior approval and (ii) nothing herein shall (A) require the Company to pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with any Company Note Hedge or Company Warrant or pursuant to this Section 6.17, prior to the occurrence of the Effective Time or (B) require the Company to enter into any instrument or agreement, or agree to any change or modification to any instrument or agreement, that is effective prior to the occurrence of the Effective Time or that would be effective if the Effective Time does not occur.

Section 6.18         Financing Cooperation. The Company (x) shall use its reasonable best efforts to, shall cause its subsidiaries to use their reasonable best efforts to and (y) shall use its commercially reasonable efforts to cause its and its Subsidiaries’ officers, directors, employees, agents, and other representatives (collectively, “Representatives”) to: provide all cooperation that is reasonably requested by Parent to assist Parent and Acquisition Sub in the arrangement of any third party debt and equity financing for the purpose of funding all or a portion of Parent’s and Acquisition Sub’s obligations under this Agreement, including the payment of the aggregate Offer Price and the Total Common Merger Consideration, the consideration in respect of the Equity Awards and any amounts that may become payable in respect of the Company Notes as a result of the transactions contemplated hereby, and to pay all related fees and expenses and any other amounts contemplated by this Agreement to be paid by Parent or Acquisition Sub and the repayment, redemption, purchase, defeasance or discharge of any outstanding indebtedness for borrowed money of the Company and its Subsidiaries, and the payment of fees and expenses incurred in connection therewith (the “Financing”), including but not limited to (i) as promptly as reasonably practicable, furnishing to Parent and the Financing Sources such customary financial and other information relating to the Company necessary for the completion of such Financing to the extent reasonably requested by Parent to assist in preparation of customary offering or information documents to be used for the completion of the Financing; (ii) cooperating with the marketing efforts of Parent and the Financing Sources, including using commercially reasonable efforts to participate in a reasonable number of requested meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Financing and the Company’s senior management and Representatives, presentations, roadshows, due diligence, sessions, drafting sessions and sessions with rating agencies in connection with the Financing; (iii) delivering (A) U.S. GAAP audited consolidated balance sheets and related statements of income and cash flows of the Company (the “Audited Annual Financials”) for each of the three most recently ended fiscal years that have ended at least 90 days prior to the Closing Date (and the audit reports for such financial statements shall not be subject to any “going concern” qualifications) and (B) U.S. GAAP unaudited consolidated balance sheets and related statements of income and cash flows of the Company (the “Quarterly Financials”) for each subsequent interim quarterly period that has ended at least 45 days prior to the Closing Date, in the case of each of clauses (iii)(A) and (iii)(B), meeting the requirements of Regulation S-X under the Exchange Act as would be applicable to an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q, as applicable (iv) using commercially reasonable efforts to cause the Company’s independent accountants to provide reasonable assistance to Parent consistent with their customary practice (including to consent to the use of their audit reports on the consolidated financial statements of the Company and its Subsidiaries in any materials relating to the Financing, and to provide any “comfort letters” necessary and reasonably requested by Parent in connection with any debt capital markets transaction comprising a part of the Financing, in each case, on customary terms and consistent with their customary practice); and (iv) to the extent that the Company or any of its Subsidiaries are to be party to the Financing following the occurrence of the Effective Time (x) using commercially reasonable efforts to obtain customary legal opinions and executing and delivering customary closing certificates and documents at the Closing as may be reasonably requested by Parent in connection with the Financing, (y) facilitate the execution and delivery at the Closing of definitive documents (including loan agreements, customary guarantee documentation (if applicable) and other applicable loan documents) related to the Financing, and (z) as long as such information is requested by the Financing Sources at least ten (10) Business Days prior to the Closing Date, provide to the Financing Sources, at least five (5) Business Days prior to the Closing Date, all customary and reasonable documentation and other information required by regulatory authorities with respect to the Company under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act of 2001, as amended; provided, however, that nothing in this Section 6.18 shall require such cooperation to the extent it would (A) unreasonably disrupt or interfere with the business or operations of the Company or any of its Subsidiaries or the conduct thereof, (B) require the Company or any of its Subsidiaries to pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with the Financing, prior to the occurrence of the Acceptance Time (except to the extent Parent promptly reimburses (in the case of ordinary course out-of-pocket costs and expenses) or provides the funding (in all other cases) to the Company or such subsidiary therefor), or incur any liability in connection with the Financing that is effective, contingently or otherwise, prior to the occurrence of the Acceptance Time, (C) subject to Sections 6.16 and 6.17 above, require the Company or any of its subsidiaries to enter into any instrument or agreement, or agree to any change or modification to any instrument or agreement, that is effective prior to the occurrence of the Effective Time or that would be effective if the Effective Time does not occur, (D) require any Representative of the Company to take any action in any capacity other than as a Representative of the Company, (E) require the Company or any of its subsidiaries to contravene any applicable Law or their respective organizational documents or breach any Company Material Contract or (F) require the Company to obtain the approval of the Company’s stockholders. Without limiting the foregoing proviso, Parent agrees, promptly upon request, whether or not the Effective Time occurs, to reimburse the Company and its subsidiaries for all of their reasonable out-of-pocket costs, fees and expenses in connection with the Financing promptly following the incurrence thereof. Parent shall indemnify and hold harmless the Company and its respective Representatives from and against any and all liabilities, obligations, losses, damages, claims, costs, expenses, awards, judgments and penalties of any type actually suffered or incurred by any of them in connection with any action taken, or cooperation provided, by the Company or its Subsidiaries or any of their respective Representatives at the request of Parent pursuant to this Section 6.18 and/or the provision of information utilized in connection therewith (other than information provided in writing by the Company or its Subsidiaries specifically for use in connection with the Financing); in each case, except to the extent that any such obligations, losses, damages, claims, costs, expenses, awards, judgments and penalties, fees, costs or other liabilities are suffered or incurred as a result of the Company’s, its Subsidiaries’ or its Representatives’ gross negligence, bad faith or willful misconduct or material breach of this Agreement, as applicable. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing, provided such logos are used solely in a customary manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and on such other customary terms and conditions as the Company shall reasonably impose. Notwithstanding anything in this Agreement to the contrary, Parent and Acquisition Sub understand, acknowledge and agree that under the terms of this Agreement, Parent and Acquisition Sub’s obligation to consummate the Offer, the Merger and the other transactions contemplated hereby is not in any way contingent upon the Financing. Notwithstanding anything to the contrary provided herein or in the Confidentiality Agreement, Parent shall be permitted to share all information provided under this Section 6.18 with its potential financing sources, subject to (i) customary confidentiality undertakings or (ii) agreements reasonably satisfactory to the Company in form and substance.

Section 6.19         Certain Tax Matters. In connection with the acquisition of incadea plc as described in the Rule 2.7 Announcement made by the Company dated December 18, 2014 (the “Incadea Acquisition”), the Company will (i) not file an election under Section 338(g) of the Code (a “338(g) Election”) until the 14th day of the ninth month beginning after the month in which the Incadea Acquisition occurred (the “Section 338(g) Deadline”), (ii) work together in good faith with Parent to determine whether such 338(g) Election should be made (assuming that Closing occurs on or prior to the Outside Date) and (iii) if the Section 338(g) Deadline shall occur prior to the Closing, the Company shall make (or refrain from making) such 338(g) Election as directed by Parent, but only if the making (or refraining from making) such 338(g) Election would not reasonably be expected to have a material impact on the Company in the event that the Closing does not occur and the Agreement is terminated.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1           Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or mutually agreed waiver, prior to the Effective Time, of each of the following conditions:

(a)          Acquisition Sub shall have accepted for payment, or caused to be accepted for payment, all shares of Common Stock validly tendered and not withdrawn in the Offer; and

(b)          no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger (provided that each party shall have used its reasonable best efforts to oppose any such action by such Governmental Authority).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1           Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time, as follows:

(a)          by mutual written consent of each of Parent and the Company by action of their respective boards of directors at any time prior to the Acceptance Time;

(b)          by either the Company or Parent, at any time prior to the Acceptance Time and after the Outside Date, if the Acceptance Time has not occurred by the Outside Date; provided, however, that in the case of this Section 8.1(b), (x) if on the Outside Date, all of the conditions set forth in Annex I other than the conditions set forth in (b) and (c)(i) (to the extent any such Law or Order is in respect of, or pursuant to any Antitrust Laws) of Annex I and those conditions that by their nature are to be satisfied at the Expiration Date, shall have been satisfied or waived, then the Outside Date shall automatically be extended by a period of 60 calendar days (and all references to the Outside Date herein shall be as so extended) and (y) that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose material breach of this Agreement has caused or resulted in the Offer not being consummated by such date;

(c)          by either Parent or the Company, if any court or Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting (i) prior to the Acceptance Time, the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Offer or (ii) prior to the Effective Time, consummation of the Merger, and in either case such Order or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used its reasonable best efforts to remove such Order or other action; provided, further, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a party if the issuance of such final, non-appealable Order was due to the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform any of its obligations under Section 6.2;

(d)          by the Company, at any time prior to the Acceptance Time, if Parent or Acquisition Sub shall have breached or failed to perform in any material respect any of its representations or warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger and (ii) cannot be cured on or before the Outside Date or, if curable in such time frame, is not cured by Parent within thirty (30) days of receipt by Parent of written notice of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company has materially breached any of its covenants, agreements, representations or warranties contained in this Agreement, which breach has not been cured;

(e)          by Parent, at any time prior to the Acceptance Time, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would result in a failure of conditions (c)(ii) or (c)(iii) set forth in Annex I and (ii) cannot be cured on or before the Outside Date or, if curable in such time frame, is not cured by the Company within thirty (30) days of receipt by the Company of written notice of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Parent or Acquisition Sub has materially breached any of its covenants, agreements, representations or warranties contained in this Agreement, which breach has not been cured;

(f)          by Parent, at any time prior to the Acceptance Time, if any event, development or circumstances have occurred that would result in a failure of condition (c)(iv) set forth in Annex I that cannot be cured on or before the Outside Date or, if curable in such time frame, is not cured by the Company within thirty (30) days of receipt by the Company of written notice of such breach or failure;

(g)          by Parent at any time prior to the Acceptance Time, if the Company Board shall have effected a Change of Recommendation (whether or not in compliance with Section 6.4); or

(h)          by the Company in accordance with Section 6.4(g).

Section 8.2           Effect of Termination.

If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto, except (i) the final sentence of Section 2.2(b) and the provisions of Section 6.3(b), this Section 8.2, Section 8.3, Section 8.6, and Article IX shall survive any termination hereof pursuant to Section 8.1 and (ii) in the event of any liability arising out of or the result of fraud or any willful breach of any covenant, agreement, representation or warranty, the aggrieved party shall be entitled to all rights and remedies available at law or in equity. Parent shall cause the Offer to be terminated immediately after termination of this Agreement.

Section 8.3           Termination Fees.

(a)          If:

(i)          (x) a Competing Proposal has been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Competing Proposal or communicated a Competing Proposal to the Company (or any officer or director thereof) (y) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) (but only if at such time Parent would not be prohibited from terminating this Agreement pursuant to Section 8.1(b)) or by Parent pursuant to Section 8.1(e) and (z) within twelve (12) months after termination of this Agreement, the Company consummates any Competing Proposal or enters into any definitive agreement providing for any Competing Proposal (for purposes of this subsection, substituting 50% for the 10% thresholds set forth in the definition of Competing Proposal);

(ii)         this Agreement is terminated by Parent pursuant to Section 8.1(g); or

(iii)        this Agreement is terminated by the Company pursuant to Section 8.1(h);

then in any such event (I) the Company shall pay to Parent a fee payable in cash equal to $118,000,000 (the “Company Termination Fee”), such payment to be made (x) in the case of Section 8.3(a)(i), at the earlier of (A) when the Company enters into a definitive agreement providing for a transaction in respect of such Competing Proposal or (B) when a transaction in respect of such Competing Proposal is consummated; (y) in the case of Section 8.3(a)(ii), no later than two (2) Business Days after the termination of this Agreement; or (z) in the case of Section 8.3(a)(iii), substantially concurrently with the termination of this Agreement; it being understood that in no event shall the Company be required to pay any fee referred to in this Section 8.3(a) on more than one occasion and (II) subject to the provisions of Section 8.2(ii), but notwithstanding any other provision to the contrary in this Agreement, in any circumstance in which the Company Termination Fee is payable in accordance with the terms of this Agreement, then, (x) Parent’s and Acquisition Sub’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company or any of its Affiliates, stockholders, directors, officers, employees, agents or other representatives (the “Company Related Parties”) for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Company Termination Fee, only to the extent provided for by Section 8.3(a), and (y) upon payment of such amount in accordance with Section 8.3(a), no Person shall have any rights or claims against any of the Company Related Parties under this Agreement, in respect of any oral representations made or alleged to be made in connection herewith, in respect of the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise, and none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or in respect of the transactions contemplated hereby or thereby.

(b)          If this Agreement is terminated by either Parent or the Company:

(i)           pursuant to Section 8.1(c), only in connection with any Order or action by a Governmental Authority with respect to the Antitrust Laws, or

(ii)         pursuant to Section 8.1(b) and, in the case of this clause (ii), (A) at the time of such termination, the conditions set forth in Sections (b) or (c)(i) of Annex I shall not have been satisfied (with regard to the condition set forth in Section (c)(i) of Annex I, as a result of an Order or Law under the Antitrust Laws), (B) the failure of one or more of the conditions set forth in Sections (b) and (c)(i) of Annex I to be satisfied is not primarily caused by any breach of Section 6.2 of this Agreement by the Company, and (C) all of the conditions to the obligations of Parent and Acquisition Sub to consummate the Offer set forth in Annex I (other than the conditions set forth in Sections (a)(i) (other than if a Competing Proposal is pending and a Change of Recommendation shall have occurred in connection therewith), (a)(ii), (b) and (c)(i) of Annex I) have been satisfied or waived (and, in the case of those conditions that by their terms are to be satisfied at the Offer Closing, such conditions would be satisfied if the Offer Closing were then to occur), then, in either such event, Parent shall pay to the Company or the Company’s designee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, a cash amount equal to $$118,000,000 million (the “Parent Termination Fee”) no later than two (2) Business Days after the termination of this Agreement, it being understood that in no event shall the Company be entitled to the Parent Termination Fee referred to in this Section 8.3(b) on more than one occasion.

(c)          subject to the provisions of Section 8.2(ii), but notwithstanding any other provision to the contrary in this Agreement, in any circumstance in which the Parent Termination Fee is payable, then (x) the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, Acquisition Subs or any of their Affiliates, equityholders, controlling persons, stockholders, directors, officers, employees, agents or other representatives (the “Parent Related Parties”) for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Parent Termination Fee, only to the extent provided for by Section 8.3(b), and (y) upon payment of such amount in accordance with Section 8.3(b) no Person shall have any rights or claims against any of the Parent Related Parties under this Agreement, in respect of any oral representations made or alleged to be made in connection herewith, in respect of the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise, and none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or in respect of the transactions contemplated hereby or thereby.

Section 8.4           Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the Acceptance Time, there shall be no amendment that decreases the Offer Price or the Merger Consideration. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.5           Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 8.4, waive compliance by any other party with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.6           Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such fees and expenses whether or not the Offer and/or the Merger is consummated.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1           Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.5 and Section 6.8.

Section 9.2           Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or e-mail of a ..pdf attachment (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent or Acquisition Sub:

Cox Automotive, Inc.
6205 Peachtree Dunwoody Road

Atlanta, GA 30328
Telephone: 678-645-0000
E-Mail: legal@coxautoinc.com
Attention: Sanford Schwartz

with copies to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile: 212-403-2000
E-Mail: edherlihy@wlrk.com; dckarp@wlrk.com; deshapiro@wlrk.com

Attention:	Edward D. Herlihy, Esq.
David C. Karp, Esq.
David E. Shapiro, Esq.

if to the Company:

Dealertrack Technologies, Inc.

1111 Marcus Avenue, Suite M04

Lake Success, NY 11042

Fax: (516) 908-4958

E-mail: gary.papilsky@dealertrack.com

Attention: General Counsel

with copies to (which shall not constitute notice):

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY 10036
Fax: (212) 326-2061
E-Mail: pscrivano@omm.com
Attention: Paul Scrivano, Esq.

Section 9.3           Interpretation: Certain Definitions. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference shall be to an Article or Section of, or an Annex or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “made available to Parent” and words of similar import refer to information posted to the electronic data room for Project Checker hosted by RR Donnelly and maintained by the Company for purposes of the transactions contemplated by this Agreement (the “Data Room”) or otherwise delivered to Parent or a Representative of Parent (including by email or by specific identification of filing or exhibit to a filing available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system) no later than 8:45 p.m. Eastern Daylight Time on the date of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person are also to its permitted successors and assigns. All references to “dollars” or “$”refer to currency of the United States of America. References to “wholly owned subsidiaries” of the Company shall include any subsidiary of which the Company owns, directly or indirectly, all of the equity interests.

Section 9.4           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer and the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Offer and the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.5           Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that the Agreement may be assigned by Parent or Acquisition Sub to an Affiliate of such party; provided, that the party making such assignment shall not be released from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.6           Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the annexes, exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and except for (a) the rights of the Company’s stockholders to receive the Offer Price at the Acceptance Time or the Merger Consideration at the Effective Time, as applicable, (b) the right of the holders of Company Options to receive the Option Cash Payment, (c) the rights of the holders of Company Share Unit Awards to receive the Company Share Unit Award Cash Payment, and (d) the provisions of Section 6.5 hereof (in each case of clauses (a), (b), (c) and (d) in accordance with the terms herein) is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Accordingly, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7           Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.8           Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the posting of a bond, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

Section 9.9           Consent to Jurisdiction.

(a)          Each of Parent, Acquisition Sub and the Company hereby submits to the nonexclusive jurisdiction of the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware), for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined in any such court.

(b)          Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 9.9 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law, (ii) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement and (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.10         Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by e-mail of a .pdf attachment) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.11         WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.11.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COX AUTOMOTIVE, INC.

By:	/s/ Sanford Schwartz
Name: Sanford Schwartz
Title: President

RUNWAY ACQUISITION CO.

By:	/s/ Sanford Schwartz
Name: Sanford Schwartz
Title: President

DEALERTRACK TECHNOLOGIES, INC.

By:	/s/ Mark F. O’Neil
Name: Mark F. O’Neil
Title: Chairman & Chief Executive Officer

[Agreement and Plan of Merger Signature Page]

Appendix A

As used in the Agreement, the following terms shall have the following meanings:

“338(g) Election” shall have the meaning set forth in Section 6.19.

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 6.4(b).

“Acceptance Time” shall have the meaning set forth in Section 2.2(c).

“Acquisition Sub” shall have the meaning set forth in the Recitals.

“Action” shall mean any action, claim, charge, arbitration, audit, hearing, complaint, inquiry, formal investigation, litigation, suit or other proceeding (whether civil, criminal, administrative, investigative, or informal, public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Agreement” shall have the meaning set forth in the Recitals.

“Affiliate” or “affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified; provided, however, that for the avoidance of doubt, neither Parent nor Acquisition Sub nor any of their respective Affiliates shall, prior to the Effective Time, be considered an Affiliate of the Company (or any of its Affiliates).

“Antitrust Laws” means (x) the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, (y) any competition, merger control, antitrust or similar Laws of any jurisdiction outside the United States, and (z) all other Laws designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restricting or lessening of competition or restraint of trade.

“Antitrust Order” shall have the meaning set forth in Section 6.02(c).

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by applicable Law or executive order to close.

“Burdensome Divestiture Action” shall have the meaning set forth in Section 6.2(c).

“By-laws” shall mean the Amended and Restated By-laws of the Company.

“Certificates” shall have the meaning set forth in Section 3.1(b).

A-1

“Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company.

“Certificate of Merger” shall have the meaning set forth in Section 2.5(a).

“Change of Recommendation” shall have the meaning set forth in Section 6.4(c).

“Closing” shall have the meaning set forth in Section 2.4.

“Closing Date” shall have the meaning set forth in Section 2.4.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Recitals.

“Company Associate” shall mean any current or former employee, independent contractor, consultant or director of or to the Company or any of its subsidiaries.

“Company Benefit Plan” shall mean each “employee pension benefit plan”(as defined in Section 3(2) of ERISA), each “employee welfare benefit plan”(as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA), and each other plan, agreement, arrangement, program or policy (written or oral) relating to equity-based compensation, incentive compensation, employee loans, stock purchases, deferred compensation, bonus, severance, retention, employment, change of control, perquisites, profit sharing, savings, retirement, sick leave, vacation pay, salary continuation for disability, medical insurance, life insurance, employee assistance, fringe benefits, supplemental benefits or other employee benefits, in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its subsidiaries, or with respect to which the Company or any of its subsidiaries has any current liability or reasonably expects to have any liability (contingent or otherwise), other than any Multiemployer Plan and each plan or arrangement applicable to employees outside of the United States that is mandated by applicable Law.

“Company Board” shall have the meaning set forth in the Recitals.

“Company Credit Data” means all credit application files of the Company’s credit application processing business and all credit data, records, files and other information owned by the Company.

“Company Deferred Compensation Plan” means the Employees’ Deferred Compensation Plan (effective as of June 30, 2005 and amended as of January 1, 2007), as amended, supplemented or modified from time to time in accordance with this Agreement.

“Company Disclosure Letter” shall have the meaning set forth in Article IV.

A-2

“Company DSU Award” shall mean each award designated as an award of deferred stock units under the Director Plan or the Company Deferred Compensation Plan.

“Company ESPP” means the Company’s Employee Stock Purchase Plan (effective May 26, 2005).

“Company Existing Credit Agreement” shall have the meaning set forth in Section 6.16.

“Company Indenture” shall mean Indenture, dated as of March 5, 2012, among Dealertrack, Dealertrack, Inc., and Wells Fargo Bank, National Association, as Trustee (the “Trustee”).

“Company Intellectual Property” shall have the meaning set forth in Section 4.14(a).

“Company Intellectual Property Rights” shall mean any and all Intellectual Property Rights that are owned (solely or jointly) by, or exclusively licensed to, the Company or any of its subsidiaries (or that the Company or any of its subsidiaries claims or purports to own).

“Company Leases” shall have the meaning set forth in Section 4.19(b).

“Company Material Adverse Effect” shall mean any change, effect or circumstance that has a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, other than any of the following or any effect attributable to: (i) changes in general economic or political conditions or financial, credit or securities markets in general (including changes in interest or exchange rates) in any country or region in which the Company or any of its subsidiaries conducts business; (ii) any events, circumstances, changes or effects that affect the industries in which the Company or any of the Company’s subsidiaries operate; (iii) any changes in Laws applicable to the Company or any of the Company’s subsidiaries or any of their respective properties or assets or changes in GAAP; (iv) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism; (v) the negotiation or announcement of, or any action taken that is required, expressly contemplated by, this Agreement (including the impact thereon on relationships (contractual or otherwise) with customers, vendors, lenders, employees or other business partners, or the identity of Parent or Acquisition Sub), any Divestiture Action, or any action taken at the request of Parent or Acquisition Sub; (vi) any changes in the credit rating of the Company or any of its subsidiaries, the market price or trading volume of shares of Common Stock or any failure by the Company to meet internal or published projections, forecasts, estimates or revenue or earnings predictions or expectations for any period, it being understood that any underlying event causing such changes or failures in whole or in part may be taken into account in determining whether a Company Material Adverse Effect has occurred; (vii) any litigation arising from allegations of a breach of fiduciary duty or disclosure violations relating to this Agreement or the transactions contemplated hereby; or (viii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, pandemics, manmade disasters and other force majeure events in any region in the world; in each case of clauses (i), (ii), (iii), (iv) or (viii) to the extent such changes, events, circumstances, effects, acts, escalation or worsening do not have a materially disproportionate impact on the Company and its subsidiaries relative to other companies in similar industries to those in which the Company and its subsidiaries operate.

A-3

“Company Material Contract” shall have the meaning set forth in Section 4.16(a).

“Company Notes” shall mean the Company’s 1.50% Senior Convertible Notes due 2017, issued pursuant to the Company Indenture.

“Company Note Hedges” shall mean (a) that certain Additional Bond Hedge Transaction, dated as of February 29, 2012, by and between the Company and Barclays Capital Inc.; (b) that certain Additional Bond Hedge Transaction, dated as of February 29, 2012, by and between the Company and JPMorgan Chase Bank, National Association, (c) that certain Additional Bond Hedge Transaction, dated as of February 29, 2012, by and between the Company and Wells Fargo Securities, LLC; (d) that certain Base Bond Hedge Transaction, dated as of February 28, 2012, by and between the Company and Barclays Capital Inc.; (e) that certain Base Bond Hedge Transaction, dated as of February 28, 2012, by and between the Company and JPMorgan Chase Bank, National Association, (f) that certain Base Bond Hedge Transaction, dated as of February 28, 2012, by and between the Company and Wells Fargo Securities, LLC.

“Company Option” shall mean each option to purchase shares of Common Stock granted under any of the Company Plans, other than the Company ESPP.

“Company Permits” shall have the meaning set forth in Section 4.6.

“Company Plans” shall mean the Company ESPP, Fifth Amended and Restated 2005 Incentive Award Plan (effective June 3, 2014) and the Company Deferred Compensation Plan.

“Company Product” small mean any current product or service offered or distributed by the Company or any of its subsidiaries.

“Company PSU Award” shall mean each award designated as an award of performance share units under any of the Company Plans subject to time-based and performance-based vesting terms.

“Company Recommendation” shall have the meaning set forth in Section 4.4(b).

“Company RSU Award” shall mean each award designated as an award of restricted stock units under any of the Company Plans subject solely to time-based vesting terms, including each such award granted to non-employee directors of the Company.

“Company SEC Documents” shall have the meaning set forth in Section 4.7(a).

“Company Share Unit Award” shall mean a Company RSU Award, Company DSU Award or Company PSU Award, as applicable.

“Company Share Unit Award Cash Payment” shall have the meaning set forth in Section 3.3(b).

A-4

“Company Software” shall mean any Software, in whole or in part, in which the Copyrights are owned (or claimed or purported to be owned) by the Company or any of its subsidiaries.

“Company Termination Fee” shall have the meaning set forth in Section 8.3(a).

“Company Warrants” shall mean (a) that certain Additional Warrant Transaction, dated as of February 29, 2012, by and between the Company and Barclays Capital Inc.; (b) that certain Additional Warrant Transaction, dated as of February 29, 2012, by and between the Company and JPMorgan Chase Bank, National Association; (c) that certain Additional Warrant Transaction, dated as of February 29, 2012, by and between the Company and Wells Fargo Securities, LLC, (d) that certain Base Warrant Transaction, dated as of February 28, 2012, by and between the Company and Barclays Capital Inc.; (e) that certain Base Warrant Transaction, dated as of February 28, 2012, by and between the Company and JPMorgan Chase Bank, National Association, (f) that certain Base Warrant Transaction, dated as of February 28, 2012, by and between the Company and Wells Fargo Securities, LLC..

“Company Related Party” shall have the meaning set forth in Section 8.3(a).

“Competing Proposal” shall have the meaning set forth in Section 6.4(h).

“Confidentiality Agreement” shall mean the mutual confidentiality agreement, dated as of June 1, 2015, by and between Parent and the Company.

“Continuing Employee” shall have the meaning set forth in Section 6.8(a).

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Copyrights” shall mean any and all U.S. and foreign copyrights and all other rights with respect to Works of Authorship and all registrations thereof, applications therefor, and renewals, extensions and reversions thereof (including moral and economic rights, however denominated).

“Credit Agreement” shall mean that certain Credit Agreement dated of as February 28, 2014, among the Company, Dealertrack Canada, Inc., the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. (including the U.S. Guarantee and Collateral Agreement dated as of February 28, 2014, among the Company and certain of its subsidiaries in favor of JPMorgan Chase Bank N.A. and the Canadian Guarantee and Collateral Agreement dated as of February 28, 2014, by Dealertrack Canada, Inc. in favor of JPMorgan Chase Bank, N.A.).

“Current Offering Period” shall have the meaning set forth in Section 3.3(d).

“Databases” shall have the meaning set forth in the definition of Intellectual Property.

“Data Room” shall have the meaning set forth in Section 9.3.

A-5

“D&O Insurance” shall have the meaning set forth in Section 6.5(c).

“DGCL” shall have the meaning set forth in the Recitals.

“Director Plan” shall mean the Company’s Directors’ Deferred Compensation Plan (effective as of June 30, 2005 and amended as of January 1, 2007), as amended, supplemented or modified from time to time in accordance with this Agreement.

“Dissenting Shares” shall have the meaning set forth in Section 3.5.

“Domain Names” shall have the meaning set forth in the definition of Intellectual Property.

“Effective Time” shall have the meaning set forth in Section 2.5(a).

“Environmental Claim” shall mean any letter, citation, report, investigation, pleading or document alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) or setting forth facts from which a reasonable person would understand that there is a possibility of a claim, arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Hazardous Substances at any location, whether or not owned or operated by the Company or any of its subsidiaries, now or in the past, or (b) circumstances forming the basis of any violation, or alleged violation, of, or liability under any Environmental Law or Health and Safety Law, and including any letter, citation, report, pleading, oral statement or document alleging or setting forth facts that indicate a violation of an Environmental Law, Environmental Permit or Health and Safety Law brought, issued or asserted by any Person.

“Environmental Law” shall mean any Law or requirements of any applicable Governmental Authority, and applicable common law, relating to (a) pollution, the protection of human health or the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land or strata, and natural resources), (b) the manufacture, generation, transportation, processing, handling, distribution, use, treatment, storage, containment (whether on or above ground or underground), recycling or disposal of any Hazardous Substances, (c) emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Substances, (d) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Substances, (e) endangered or threatened species of fish, wildlife and plant and natural resources, (f) wetlands or coastal protection; (g) energy use; or (h) emissions or control of greenhouse gases.

“Environmental Permit” shall mean all permits, licenses, approvals, authorizations, consents, orders or binding agreements required by or issued by or entered into with any Governmental Authority under any applicable Environmental Law.

“Equity Award” shall have the meaning set forth in Section 4.3(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Existing Credit Facility Termination” shall have the meaning set forth in Section 6.16(d).

“Expiration Date” shall have the meaning set forth in Section 2.1(d).

“Financing” shall have the meaning set forth in Section 6.18.

“Financing Sources” means any Person (other than Parent or any of its Affiliates) that has committed to provide or otherwise entered into agreements in connection with the Financing, each together with their respective Affiliates and permitted successors and assigns.

“GAAP” shall mean the United States generally accepted accounting principles.

“Geolocation Data” means information used or intended to be used to determine the actual physical location of an individual or device with reasonable specificity.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

“Hazardous Substance” shall mean chemical, pollutant, contaminant, waste, and any other substance or material that is regulated by any Environmental Law including those listed, defined, designated, treated or classified as hazardous or toxic pursuant to applicable Environmental Laws, and including any petroleum or petroleum products, wastes or derivatives, asbestos or asbestos-containing materials, urea formaldehyde or poly chlorinated biphenyls, greenhouse gases, lead or lead-based paints or materials, radon, and toxic or hazardous mold. Hazardous Substances include any and all items that contain Hazardous Substances.

“Health and Safety Law” shall mean any Law or requirement of any applicable Governmental Authority, and applicable common law, relating to the protection of the health or safety of any person including employees or persons performing activities on the behalf of the Company or any of its subsidiaries.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

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“Incadea Acquisition” shall have the meaning set forth in Section 6.19.

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer or director of the Company or served on behalf of the Company as an officer or director of any of the Company’s subsidiaries or Affiliates or any of their predecessors in all of their capacities (including as stockholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officer or director.

“Initial Expiration Date” shall have the meaning set forth in Section 2.1(d).

“Intellectual Property” shall mean any and all: (i) Technology; (ii) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (iii) customer, vendor and distributor lists, contact and registration information and correspondence; (iv) models, devices, prototypes, schematics and development tools; (v) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, designs, mask works and other works of authorship and copyrightable subject matter (“Works of Authorship”); (vi) databases and other compilations and collections of data or information (“Databases”); (vii) any and all U.S. and foreign trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing (“Trademarks”); (viii) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); (ix) information and materials not generally known to the public, including trade secrets and other confidential and proprietary information (“Trade Secrets”); and (x) other tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Intellectual Property Rights” shall mean (a) any and all rights (anywhere in the world, whether statutory or common law) relating to, arising from, or associated with: (i) Patents; (ii) Copyrights; (iii) other rights with respect to Software, and all registrations thereof, applications therefor and renewals and extensions of the foregoing; (iv) industrial design rights, and all registrations thereof, applications therefor and renewals and extensions of the foregoing, (v) Trademarks, and all registrations thereof, applications therefor and renewals and extensions of the foregoing; (vi) Domain Names, and all registrations thereof, applications therefor and renewals and extensions of the foregoing; (vii) Trade Secrets; (viii) Databases, and all registrations thereof, applications therefor and renewals and extensions of the foregoing; and (ix) publicity and privacy rights, including all rights with respect to use of a person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (b) any rights equivalent or similar to any of the foregoing.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean the actual knowledge of the following officers and employees of the Company and Parent, as applicable: (i) for the Company: Eric D. Jacobs, Mark F. O’Neil, Gary Papilsky; and (ii) for Parent: Dallas Clement, Dale Pollak, Sanford Schwartz.

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“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Leased Real Property” shall mean the real property subject to the Company Leases and such other real property in respect of which the Company has leases, subleases or other agreements in place, pursuant to which the Company uses or occupies or has the right to use or occupy such real property.

“Lien” shall mean liens, claims, mortgages, deeds of trust, encumbrances, encroachments, easements, covenants, restrictions, title defects, conditions, pledges, options or other third party rights, security interests or charges of any kind, but shall not include licenses to Intellectual Property Rights.

“Major Customer” shall have the meaning set forth in Section 4.22(a).

“Major Supplier” shall have the meaning set forth in Section 4.22(b).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Minimum Condition” shall have the meaning set forth in Section 2.1(a).

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“NASDAQ” shall mean The NASDAQ Stock Market, LLC.

“Non-PII” shall mean data that is linked or reasonably linkable to a particular computer or device, including Internet Protocol addresses, unique device identifiers or other persistent identifiers, and also includes web browsing history that is linked or reasonably linkable to the foregoing. Non-PII may include information in any form, including paper, electronic and other forms. Web browsing history includes searches conducted and web pages or content visited or viewed.

“Note Merger Consideration” shall mean, for each share of Company Common Stock into which the Company Notes would otherwise be convertible pursuant to the Company Indenture in connection with this Agreement, the Offer, the Merger or the other transactions contemplated hereby, the Merger Consideration.

“Offer” shall have the meaning set forth in the Recitals.

“Offer Closing” shall have the meaning set forth in Section 2.9.

“Offer Conditions” shall have the meaning set forth in Section 2.1(a).

“Offer Documents” shall have the meaning set forth in Section 2.1(h).

“Offer Price” shall have the meaning set forth in the Recitals.

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“Offer to Purchase” shall have the meaning set forth in Section 2.1(c).

“Open Source Software” shall mean any Software or similar subject matter that is distributed as “free software”, “open source software” or under similar licensing or distribution terms that require such Software (or any portion thereof), or other Software (or any portion thereof) incorporated into, derived from or distributed with such Software, to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge; including but not limited to Software licensed under the GNU General Public License, GNU Lesser General Public License, Apache License, New BSD License, MIT License, and Common Public License and any other license identified as an open source license by the Open Source Initiative.

“Option Cash Payment” shall have the meaning set forth in Section 3.3(a).

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

“Outside Date” means March 15, 2016 unless extended pursuant to Section 8.1(b).

“Owned Real Property” shall have the meaning set forth in Section 4.19(a).

“Parent” shall have the meaning set forth in the Recitals.

“Parent Material Adverse Effect” shall mean any change, effect or circumstance that would reasonably be expected to prevent or materially impair or materially delay the ability of Parent or Acquisition Sub to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Organizational Documents” shall have the meaning set forth in Section 5.2.

“Parent Related Parties” shall have the meaning set forth in Section 8.3(c).

“Parent Termination Fee” shall have the meaning set forth in Section 8.3(b).

“Patents” shall mean any and all U.S. and foreign patent rights, including all: (i) patents (including utility, utility model, plant and design patents, and certificates of invention); (ii) patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals and all patents granted thereon; (iii) all patents-of-addition, reissues, reexaminations, confirmations, re-registrations, invalidations, and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof; and (iv) all foreign counterparts and equivalents of any of the foregoing.

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

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“Permitted Lien” shall mean (i) any Lien for Taxes not yet due and payable or being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company’s financial statements included in the Company SEC Documents, (ii) Liens securing indebtedness set forth in Section 1.1 of the Company Disclosure Letter, (iii) with respect to Owned Real Property or Leased Real Property, easements or claims of easements, boundary line disputes, overlaps, encroachments, supplemental Taxes and assessments, rights of parties in possession, and title to any portion of the premises lying within the right of way or boundary of any public road or private road, in each case that do not materially interfere with the business of the Company and its subsidiaries as presently conducted, (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, that do not materially interfere with the Company’s business as presently conducted, (v) Liens disclosed on existing title reports or existing surveys provided to Parent prior to the date hereof, (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business, (vii) Liens incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet of the Company; (viii) Liens created under the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement); (ix) Liens that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and its subsidiaries taken as a whole; and (x) any other Liens that are incurred following the date hereof and are released on or prior to the Closing Date.

“Person” or “person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Personal Information” means, in addition to any definition provided by the Company for any similar term (e.g., “personally identifiable information” or “PII”) in any Company privacy policy or other public-facing statement, all information associated with an individual person, including information that identifies, or is associated with personally identifiable information, as defined in the Company’s privacy policy, including name, physical address, telephone number, email address, financial account number, credit card number or government-issued identifier (including Social Security number, driver’s license number, passport number), medical, health or insurance information, any of the foregoing information that is included in the Company Credit Data, and any other data used or intended to be used to identify or contact an individual. Personal Information may relate to any individual, including a current, prospective or former customer or employee. Personal Information may include information in any form, including paper, electronic and other forms.

“Preferred Stock” shall have the meaning set forth in Section 4.3(a).

“Privacy Laws” means all Laws which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information, Geolocation Data and Non-PII and all such Laws governing breach notification, penalties and compliance with Orders, including, but not limited to, the Children’s Online Privacy Protection Act, the California Online Privacy Protection Act, the Video Privacy Protection Act, the EU Data Protection Directive, the Payment Card Industry Data Security Standard, the CAN-SPAM Act and Canada’s Anti-Spam Legislation, Health Insurance Portability and Accountability Act, and EU Cookie Directive.

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“Proceeding” shall have the meaning set forth in Section 6.2(c).

“Real Property” shall mean the Owned Real Property and the Leased Real Property, collectively.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, issued or granted under the authority of, with or by any Governmental Authority, including all Patents, registered Copyrights, registered Trademarks, Domain Names and all applications for any of the foregoing.

“Representatives” shall have the meaning set forth in Section 6.3(a).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“Schedule 14D-9” shall have the meaning set forth in Section 2.2(a).

“Schedule TO” shall have the meaning set forth in Section 2.1(g)(i).

“SEC” shall mean the Securities and Exchange Commission.

“Section 338(g) Deadline” shall have the meaning set forth in Section 6.19.

“Secretary of State” shall have the meaning set forth in Section 2.5(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Software” shall mean all (i) computer programs and other software, including software implementations of algorithms, models and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (ii) computerized Databases, including all data and information included in such Databases; (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (iv) descriptions, flow-charts, architectures, development tools and other materials used to design, plan, organize and develop any of the foregoing; and (v) all documentation, including development, diagnostic, support, user and training documentation, related to any of the foregoing.

“Subsidiary” or “subsidiary” of any person, means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.4(i).

“Superior Proposal Agreement” shall have the meaning set forth in Section 6.4(g).

“Supplemental Indenture” shall have the meaning set forth in Section 6.16(b).

“Surviving Corporation” shall have the meaning set forth in Section 2.3.

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“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions thereto) imposed by any Governmental Authority, whether directly by a Governmental Authority or indirectly through any other person, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, alternative minimum, escheat, unclaimed property, capital stock, payroll, employment, social security, workers’ compensation, occupation, unemployment compensation, environmental, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; customs’ duties, tariffs, and similar charges.

“Tax Returns” shall mean returns, reports, claims for refund, and information statements, including any schedule or attachment thereto, with respect to Taxes filed or required to be filed with the IRS or any other Governmental Authority, domestic or foreign, including consolidated, combined and unitary tax returns, and including any amendment thereto.

“Technology” shall mean all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Termination Condition” shall have the meaning set forth in Section 2.1(a).

“Total Common Merger Consideration” shall mean the product of (x) the number of shares of Common Stock issued and outstanding (other than those shares canceled, retired or converted pursuant to Section 3.1(a) and other than Dissenting Shares) immediately prior to the Effective Time and (y) the Merger Consideration.

“Treasury Regulations” shall mean the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property.

“Trademarks” shall have the meaning set forth in the definition of Intellectual Property.

“Trustee” shall have the meaning set forth in the definition of Company Indenture.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any comparable foreign, state or local Law.

“Works of Authorship” shall have the meaning set forth in the definition of Intellectual Property.

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Annex I

CONDITIONS TO THE OFFER

THE CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER TO WHICH THIS ANNEX I IS ATTACHED

Notwithstanding any other provisions of the Offer and in addition to the Acquisition Sub’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Agreement and applicable Law, Acquisition Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) promulgated under the Exchange Act, pay for any validly tendered shares of Common Stock and may delay the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any validly tendered shares of Common Stock, if (a) (i) the Minimum Condition shall not have been satisfied at the Expiration Date or (ii) the Termination Condition shall not have been satisfied at or prior to the Expiration Date, (b) any waiting period, consent, or approval under the HSR Act has not expired, been terminated, or been obtained at or prior to the Expiration Date, or (c) any of the following conditions exist or has occurred and is continuing at the Expiration Date:

(i)          any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the Offer or the Merger illegal or otherwise prohibiting, restraining or preventing the consummation of the Offer or the Merger (provided that Parent and Acquisition Sub have used their reasonable efforts to oppose any such action by such Governmental Authority);

(ii)         (A) the representations and warranties of the Company contained in Sections 4.3 (Capitalization) (other than the final sentence of Section 4.3(a) and the third sentence of Section 4.3(e)) shall not be true and correct in all respects when made and at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be required to be true and correct in all respects only as of such time), except for any failures to be so true and correct that, individually or in the aggregate, are de minimis, (B) the representations and warranties of the Company contained in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Certificate of Incorporation and By-Laws) (solely as it applies to the Certificate of Incorporation or the By-Laws) or Section 4.4 (Authority Relative to Agreement) of the Agreement, shall not be true and correct in all material respects when made and at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be required to be true and correct in all material respects only as of such time), (C) the representations and warranties of the Company contained in Section 4.9(ii) (No Company Material Adverse Effect) of the Agreement shall not be true and correct in all respects when made and at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be required to be true and correct in all respects only as of such time), and (D) all of the remaining representations and warranties of the Company set forth in the Agreement, without giving effect to materiality or “Company Material Adverse Effect” qualifications, shall not be true and correct when made and at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be required to be true and correct only as of such time) except with respect to this clause (D), where the failure of such representations and warranties to be so true and correct would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

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(iii)        the Company shall have breached or failed to perform or to comply with, in any material respect, any material agreement or covenant to be performed or complied with by it under the Agreement on or prior to the Acceptance Time and such breach or failure shall not have been waived by Parent or Acquisition Sub or cured by the Company;

(iv)        since the date of the Agreement, a Company Material Adverse Effect (or any event, development or circumstance that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect) shall have occurred and shall be continuing as of the Expiration Date;

(v)         Acquisition Sub shall have failed to receive a certificate of the Company, executed by an authorized officer of the Company, dated as of the Expiration Date, to the effect that none of the conditions set forth in paragraphs (c)(ii), (c)(iii) or (c)(iv) of this Annex I have occurred; or

(vi)        the Company Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Acquisition Sub the Company Recommendation or shall have made a Change of Recommendation.

The foregoing conditions, other than the Minimum Condition and the Termination Condition, are for the sole benefit of Parent and Acquisition Sub and may be asserted by Parent or Acquisition Sub regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Acquisition Sub in writing in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms of the Agreement. Any reference in this Annex I or the Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Acquisition Sub to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Agreement. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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Exhibit A-1

[Form of Certificate of Incorporation for Surviving Company]

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Exhibit B

Exclusive Forum By-Law

Section [___]. Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended from time to time) or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, any state court located within the State of Delaware or the federal district court for the District of Delaware). Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section [_____].

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